Exhibit 99.3

HUMANA PUERTO RICO 1165(E) RETIREMENT PLAN

Amended and Restated

Effective January 1, 2009,

Except as Specifically Provided Otherwise

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ARTICLE 1 — PURPOSES, NAME AND EFFECTIVE DATE

1.1	PURPOSES OF PLAN.

The purposes of the Plan are to provide a source of retirement income and to encourage and assist qualified Puerto Rico Employees in adopting a regular savings program on a before-tax basis. This Plan has been designed to help provide additional benefits to qualified Puerto Rico Employees at the time of retirement, disability, or termination of service, or for their Beneficiaries in the event of their death. The Plan is a profit sharing plan intended to qualify under Puerto Rico Code section 1165(a) and contains a cash or deferred arrangement intended to qualify under Puerto Rico Code section 1165(e). This Plan shall be maintained for the exclusive benefit of Puerto Rico employees of the Sponsoring Employer and certain of its Affiliates pursuant to due authorization of the Board of Directors.

1.2	SPONSORING EMPLOYER AND NAME OF PLAN.

Humana Inc., a Delaware corporation with its principal place of business in Louisville, Kentucky is the Sponsoring Employer of this, the Humana Puerto Rico 1165(e) Retirement Plan (the “Plan”). On September 1, 1991, Health Care Horizons, Inc., known subsequently as Physician Corporation of America (“PCA”), adopted the Health Care Horizons, Inc. 1165(e) Plan, which was amended and restated effective April 1, 1995, as the PCA Puerto Rico 1165(e) Retirement Plan, and amended and restated from time to time thereafter. On September 8, 1997, PCA was acquired by Humana Inc. and became a member of the Humana Inc. controlled group of corporations. Effective January 1, 1998, the Sponsoring Employer amended and restated the Plan, which has been amended from time to time thereafter. On March 31, 2000, the subsidiaries of PCA located in Puerto Rico that employed all of the participants in the Plan ceased being subsidiaries of PCA and became subsidiaries of Humana Inc., which as of that date became Sponsoring Employer of the Plan. Effective January 1, 2009, the Plan was amended and restated as set forth herein.

1.3	EFFECTIVE DATE OF RESTATEMENT.

Unless a different date is specified in the Plan or in a Plan amendment, the provisions of this restated Plan document are generally effective as of January 1, 2009. However, any Plan provision necessary to comply with the requirements of federal or Puerto Rico legislation or regulations, which requirements have an earlier required effective date, including such requirements as applicable to any Plan that has merged with and into this Plan, shall be effective retroactively to the date required by the applicable law or regulation, even if the required effective date precedes the date on which such merged plans merged with and into this Plan. In any case where a provision of the Plan has an effective date later than January 1, 2009, the language of the Plan as in effect immediately prior to this restatement shall continue to apply until such later effective date.

1.4	DEFINED TERMS.

Capitalized terms set forth in this document shall have the meanings assigned to those terms in Article 20 and in the Appendices of the Plan, unless the context clearly provides otherwise.

1.5	RIGHTS OF FORMER PARTICIPANTS.

The rights of any Participant whose employment terminated before any amendment of this Plan (or any such Participant’s Beneficiary) shall be determined by the provisions of this Plan as in effect at the time of the termination of employment, unless specifically otherwise provided herein or otherwise necessary to maintain the qualified status of the Plan under Puerto Rico Code section 1165(a) or to comply with the requirements of ERISA.

ARTICLE 2 — ELIGIBILITY FOR PARTICIPATION

2.1	DATE EMPLOYEES BECOME PARTICIPANTS.

Each Employee who was a Participant in the Plan on January 1, 2009, shall automatically continue as a Participant under the Plan as of January 1, 2009.

(a) Employees Eligible After Effective Date of Restatement. Each Employee who was not a Participant on January 1, 2009 shall become a Participant:

(1) for purposes of making Pretax Contributions to a Pretax Contribution Account beginning on the Employee’s date of hire;

(2) for purposes of receiving Matching Contributions beginning on the first date the Employee makes regular Pretax Contributions to a Pretax Contribution Account; and

(3) for purposes of receiving Retirement Contributions to a Retirement Account beginning on the first day of the first full pay period of the calendar month which is coincident with or immediately follows the Employee’s completion of two Years of Service.

(b) Eligibility of Rehired Employees. A Participant who experiences a Termination of Employment and is rehired shall be eligible to participate in the Plan based upon his Years of Service credited as follows:

(1) A Participant eligible to make or receive contributions as provided in Section 2.1(a) who incurs a Termination of Employment and again becomes an Employee with an Employer shall become a Participant for purposes of making or receiving such contributions for which he was eligible on the date of his Termination of Employment, effective as of the date of the Employee’s rehire.

(2) An Employee who has incurred a Termination of Employment without becoming eligible to receive Retirement Contributions to his Retirement Account and who again becomes an Employee with an Employer shall become a Participant for purposes of receiving such contributions as provided in Section 2.1(a)(3) based upon the Employee’s Years of Service credited under Section 2.1(c).

Solely for the purpose of this Section 2.1(b), the term Termination of Employment shall include retirement on or after Early or Normal Retirement Date and termination because of Disability.

(c) Crediting Years of Service for Eligibility.

(1) For purposes of eligibility for receiving Retirement Contributions to a Retirement Account, an Employee shall be credited with a Year of Service for each 12–month period beginning on the date an Employee first performs an Hour of Service and each anniversary thereof during which the Employee performs services to an Employer as an Employee. If an Employee has a Termination of Employment but completes an Hour of Service prior to incurring a Break in Service, the period of severance shall be credited as a period of service to an Employer as an Employee in determining the Participant’s Years of Service for purposes of eligibility.

(2) An Employee who incurs a Termination of Employment without becoming eligible to receive Retirement Contributions to his Retirement Account and thereafter performs an Hour of Service prior to incurring a Break in Service shall have included for purposes of calculating a Year of Service under this Section 2.1(c) all service provided to an Employer as an Employee prior to his Termination of Employment.

(3) An Employee who incurs a Termination of Employment without becoming eligible to receive Retirement Contributions to his Retirement Account and does not perform an Hour of Service prior to incurring a Break in Service shall not have included for purposes of calculating a Year of Service under this Section 2.1(c) any service provided to an Employer as an Employee prior to his Termination of Employment.

2.2	COMMENCEMENT OF PARTICIPATION.

(a) Participant Enrollment. A Participant who is not automatically enrolled in the Plan as provided in Section 2.2(b) or who elects not to make Pretax Contributions when first eligible may begin making Pretax Contributions by properly completing an authorization, in the form and manner prescribed by the Plan Administrator, (i) to begin making Pretax Contributions to the Plan as provided in Article 3, and (ii) to direct the investment of such contributions and any Matching Contributions thereon as provided in Article 4. If a Participant properly completes an authorization to begin making Pretax Contributions to the Plan but does not direct the investment of such contributions and any Matching Contributions thereon, then the Participant shall be enrolled in the Plan and the authorized contributions shall be invested as provided in Section 4.3(a). All such authorizations shall become effective for the payroll period commencing as soon as practicable after a completed authorization is received by the Plan Administrator, or its delegate.

(b) Automatic Contribution Arrangement. Notwithstanding the above to the contrary, an Employee who is eligible to be a Participant and who has not made an affirmative election to (i) have Pretax Contributions made in accordance with Section 3.2(a)(1), or (ii) not have any Pretax Contributions made on his behalf shall be automatically enrolled in the Plan and have Pretax Contributions made on his behalf in accordance with Section 3.2(a)(2). Prior to being automatically enrolled, the Employee shall be given a notice setting forth the terms of automatic enrollment and the Participant’s right to change the enrollment election within 45 days of the Employee’s Automatic Enrollment Date. Pretax Contributions shall automatically be made beginning on the first day of the payroll period that begins at least 45 days following the Eligible Employee’s Automatic Enrollment Date, unless prior to such time the Participant makes his own participation election. An election not to participate or to participate at a different amount shall be made in the form and manner prescribed by the Plan Administrator. Employees shall be automatically enrolled as follows:

(1) New Hires. With respect to any Employee hired on or after January 1, 2008, Pretax Contributions shall automatically be made in accordance with Section 3.2(a)(2) beginning on the first day of the payroll period that begins at least 45 days following the Employee’s date of hire or initial eligibility to be a Participant, which shall be that Employee’s Automatic Enrollment Date.

(2) Active Employees. With respect to any Employee hired prior to January 1, 2008 who was eligible to be a Participant and who had not made an affirmative election to (i) have Pretax Contributions made in accordance with Section 3.2(a)(1), or (ii) not have any Pretax Contributions made on his behalf, Pretax Contributions were automatically made in accordance with Section 3.2(a)(2) beginning on January 1, 2008, which was that Employee’s Automatic Enrollment date.

(c) Changes in Enrollment. A Participant may modify an existing contribution election in accordance with the applicable requirements of Article 3.

2.3	SUSPENSION OF PRETAX CONTRIBUTIONS.

A Participant may elect to suspend Pretax Contributions for a period designated by the Participant, by properly completing a written notice in the form and manner prescribed by the Plan Administrator. Suspended Pretax Contributions may be resumed in accordance with Sections 3.2(d) and 3.3(b) as a change of Contribution amount.

2.4	PROVISIONS OF PLAN AND TRUST AGREEMENT BINDING ON PARTICIPANTS.

Upon becoming a Participant, a Participant and his Beneficiaries shall be bound then and thereafter by the terms of the Plan and the Trust Agreement, including all amendments thereto.

2.5	CHANGE IN EMPLOYMENT STATUS.

Any Participant who becomes ineligible to participate in the Plan because the Participant no longer meets the definition of Employee shall not continue to be an active Participant in the Plan until such time as the definition of Employee is again met. During the period the Participant does not meet the definition of an Employee, but is still employed by an Employer, (i) no Pretax Contributions shall be made by or on behalf of the Participant, and (ii) the Participant’s Account Balances shall continue to be determined as provided in Article 4. In the event a person employed by an Employer does not meet the definition of an Employee, but later meets the definition of an Employee, such person shall immediately become a Participant if the eligibility requirements of Section 2.1 have been satisfied.

ARTICLE 3 — CONTRIBUTIONS BY PARTICIPANTS AND EMPLOYERS

3.1	RETIREMENT CONTRIBUTION.

(a) Eligibility. An Employer shall make a Retirement Contribution to the Trust for each Plan Year for each eligible Participant who during such Plan Year either (i) was actively employed by an Employer on that Employer’s last business day of the Plan Year, (ii) died while actively employed by the Employer, (iii) became Disabled while actively employed by the Employer (as determined by the Plan Administrator), or (iv) retired from active employment with the Employer on or after his Early Retirement Date.

(b) Amount and Adjustments. The Retirement Contribution shall be an amount equal to the sum of: (i) 4% of the Plan Compensation of each Participant, plus (ii) 4% of the Participant’s Plan Compensation in excess of the Social Security taxable wage base under section 3121(a) of the U.S. Code in effect as of the Anniversary Date of that Plan Year. Such allocations shall be adjusted, if necessary, so that the “excess contribution percentage” does not exceed the “base contribution percentage” by more than the lesser of:

(1) the “base contribution percentage”; or

(2) 4%.

For purposes of this Section 3.1(b) “excess contribution percentage” means the percentage of Plan Compensation which is contributed under the Plan based on each Participant’s Plan Compensation in excess of the Social Security taxable wage base under section 3121(a) of the U.S. Code. “Base contribution percentage” means the percentage of Plan Compensation contributed under the Plan with respect to that portion of each Participant’s Plan Compensation which does not exceed such wage base.

(c) Transfers Between Employers. For purposes of this Section 3.1, the Plan Compensation of an Employee who transfers between Employers shall be deemed to occur as of the last day of the Plan Year and an Employee’s Plan Compensation from both Employers for that Plan Year shall be deemed to be Plan Compensation solely from the new Employer for that Plan Year.

(d) Employer Not Obligated. In no event shall an Employer be obligated to make a Retirement Contribution for a Plan Year in excess of the maximum amount deductible under section 1023(n) of the Puerto Rico Code.

3.2	PRETAX CONTRIBUTIONS.

(a) Regular Pretax Contributions.

(1) Elective Pretax Contributions. Each Participant may elect to defer a portion of income to be contributed to a Pretax Contribution Account by an Employer on the Participant’s behalf. Elective Pretax Contributions shall be in any amount between 1% and 6% of the Participant’s Plan Compensation for the Plan Year, specified in an integral percentage of Plan Compensation or, if permitted by the Plan Administrator, a specified dollar amount.

(2) Automatic Contribution Arrangement. Effective January 1, 2008, an automatic Pretax Contribution in the Qualified Percentage shall be made to a Pretax Contribution Account by an Employer on behalf of each Automatic Enrollment Participant unless and until the Automatic Enrollment Participant affirmatively elects to cease being an Automatic Enrollment Participant by electing (1) not to participate in the Automatic Contribution Arrangement, or (2) to make an elective Pretax Contribution pursuant to Section 3.2(a)(1). The Qualified Percentage for Automatic Enrollment Participants shall be:

(A) 4% of Plan Compensation for the first Plan Year that includes the Automatic Enrollment Participant’s Automatic Enrollment Date and the immediately following Plan Year;

(B) 5% of Plan Compensation for the Plan Year following the latest Plan Year described in Section 3.2(a)(2)(A); and

(C) 6% of Plan Compensation for the Plan Year following the Plan Year described in Section 3.2(a)(2)(B) and each Plan Year thereafter.

EXAMPLE: By way of clarification and for the avoidance of doubt, a Participant whose Automatic Enrollment Date occurs in the 2008 Plan Year and who does not make an affirmative election to no longer participate or to participate at a different contribution rate shall have his contribution percentage increased to 5% beginning with the first payroll period commencing on or after January 1, 2010 and increased to 6% beginning with the first payroll period commencing on or after January 1, 2011.

(3) Affirmative Election. An Automatic Enrollment Participant shall cease being an Automatic Enrollment Participant on the date an affirmative election is made to (1) not to participate in the Automatic Contribution Arrangement, or (2) to make an elective Pretax Contribution pursuant to Section 3.2(a)(1). An affirmative election by an Automatic Enrollment Participant with a future effective date is an affirmative election to make contributions at the contribution rate in effect on the date the election is made and to change that affirmative election on the specified future effective date.

(b) Voluntary Pretax Contributions. Each Participant making the maximum regular Pretax Contribution allowed under Section 3.2(a) may additionally elect in writing in the form and manner prescribed by the Plan Administrator to make voluntary Pretax Contributions in integral percentages of Plan Compensation or, if permitted by the Plan Administrator, a specified dollar amount, up to 29% of Plan Compensation for a total maximum Pretax Contribution of 35% of Plan Compensation, subject to the restrictions and limitations set forth in Article 10.

(c) Catch-Up Pretax Contributions. Reserved.

(d) Payroll Deduction. Pretax Contributions shall be made by payroll deduction and shall be paid directly by an Employer to the Trust as soon as reasonably and administratively practicable following the date the deferrals are deducted from the Participant’s Plan Compensation pursuant to the Participant’s authorization or automatic enrollment, as applicable. If a Participant does not receive Plan Compensation for a pay period, no Pretax Contribution shall be made for such pay period, nor shall an additional Pretax Contribution be made in a later pay period to compensate for the deficiency except as provided in Section 3.2(e).

(e) Changes to Pretax Contributions. A Participant may elect to change the amount of his Pretax Contribution for future payroll periods as provided in this Section 3.2. The change in Pretax Contribution shall be effective as soon as reasonably and administratively practicable following the Participant properly completing the change in the form and manner prescribed by the Plan Administrator.

3.3	MATCHING CONTRIBUTIONS.

(a) Eligibility. Each Employer shall make a Matching Contribution to the Trust for each Participant in its employment who made regular Pretax Contributions pursuant to Section 3.2(a) and who is eligible for Matching Contributions. Such Matching Contribution shall be equal to (i) 100% of the amount of the Participant’s elective Pretax Contribution that does not exceed 1% of the Participant’s Plan Compensation, plus (ii) 50% of the Participant’s elective Pretax Contribution that exceeds 1% but does not exceed 6% of the Participant’s Plan Compensation, calculated per pay period beginning with the first pay period which begins coincident with or immediately following the date of eligibility for such Contribution.

(b) Form and Timing. Matching Contributions may be made in cash, Common Stock, or a combination thereof. Although the Employer may pay Matching Contributions on a periodic basis throughout the Plan Year, the Employer shall contribute an amount sufficient to bring the Participant’s Matching Contributions for the Plan Year up to the maximum amount authorized under this Section 3.3 by the Sponsoring Employer prior to the Sponsoring Employer’s federal income tax return filing date, in order to “true-up” the Matching Contribution for the Plan Year.

3.4	ROLLOVER CONTRIBUTIONS.

An Employee may make a written request to the Plan Administrator that the Employee be entitled to transfer to the Trust a Rollover Contribution received by such Employee, or to which such Employee is entitled. All such requests shall contain information concerning the type of property constituting the Rollover Contribution and a statement, satisfactory to the Plan Administrator, that the property constitutes a Rollover Contribution. The Plan Administrator, in its sole discretion, shall determine whether or not the Employee shall be entitled to make a Rollover Contribution. In the event the Plan Administrator permits a Employee to make a Rollover Contribution, such amount shall be transferred by (or on behalf of) the Employee to the Trust.

3.5	QUALIFIED NONELECTIVE CONTRIBUTIONS AND QUALIFIED MATCHING CONTRIBUTIONS.

(a) To the extent necessary to satisfy the Puerto Rico Code section 1165(e)(3) limits with respect to Pretax Contributions, the Company, in its discretion, may determine whether a Qualified Nonelective Contribution and/or Qualified Matching Contribution shall be made to the Trust for a Plan Year and, if so, the amount to be contributed by each Employer (which amount may vary among Employers). If the Company determines that a Qualified Nonelective Contribution and/or Qualified Matching Contribution shall be made, each Employer shall contribute its designated portion. The provisions of this Section 3.5 shall apply only to the extent consistent with the testing methodology used for the Plan Year under Section 10.1(a).

(b) A Qualified Nonelective Contribution for a Plan Year shall be allocated among and credited to a Qualified Nonelective Contribution Account for each Participant who is eligible for Pretax Contributions for the Plan Year under any method acceptable under the Puerto Rico Code and regulations thereunder. Qualified Nonelective Contributions shall be fully vested and subject to the same distribution rules as Pretax Contributions as of the time such Qualified Nonelective Contributions are made to the Plan.

(c) A Qualified Matching Contribution for a Plan Year shall be allocated among and credited to the Qualified Matching Contribution Account for each Participant who is eligible for Matching Contributions for the Plan Year under any method acceptable under the Puerto Rico Code and regulations thereunder. Qualified Matching Contributions shall be fully vested and subject to the same distribution rules as Pretax Contributions as of the time such Qualified Matching Contributions are made to the Plan.

3.6	QUALIFIED MILITARY SERVICE.

Notwithstanding any provision of this plan to the contrary, Contributions with respect to Qualified Military Service will be provided in accordance with section 414(u) of the U.S. Code. Accordingly, for any Participant who is reemployed on or after December 12, 1994, immediately following a period of Qualified Military Service, the Employer shall:

(a) Retirement Contribution. Make a Retirement Contribution pursuant to Section 3.1 on behalf of such Participant for the period during which the Participant was absent for Qualified Military Service to the extent such Contribution would have been made had the Participant remained continuously employed by the Employer; provided, however, that such Contribution shall be made within the lesser of five years or three times the length of absence for Qualified Military Service, from the date of reemployment.

(b) Pretax Contributions. Allow the Participant to make up Pretax Contributions pursuant to Section 3.2 for the period during which the Participant was absent for Qualified Military Service to the extent such Contributions could have been made had the Participant remained continuously employed by the Employer; provided, however, that such Contribution shall be made within the lesser of five years or three times the length of absence for Qualified Military Service, from the date of reemployment. With respect to these make-up deferrals, the dollar amount limitation specified in section 1165(e)(7) of the Puerto Rico Code shall be applied as if the deferral had been made during the period the Participant was absent for Qualified Military Service to which the deferral relates.

(c) Matching Contributions. Make a Matching Contribution for each Participant who makes up Pretax Contributions pursuant to Section 3.6(b) above to the extent such Contribution would have been made pursuant to Section 3.3 had the Pretax Contribution been made during the period for which the Participant was absent for Qualified Military Service; provided, however, that such Contribution shall be made within the lesser of five years or three times the length of absence for Qualified Military Service, from the date of reemployment.

(d) Special Rules. A Participant eligible to receive a distribution because he is deemed to have a Termination of Employment due to Qualified Military Service may not make an elective deferral or employee contribution during the six-month period beginning on the date of the distribution. For the purpose of calculating the amount of any Contributions to be made or the limitation applicable under Section 3.2 to such Contributions made under this Section 3.6, the Participant’s Plan Compensation for the period during which such Participant is absent for Qualified Military Service shall be the amount of Plan Compensation the Participant would have received had the Participant remained continuously employed, unless this amount cannot be determined with reasonable certainty, in which case the Participant’s Plan Compensation shall be the average Plan Compensation received by the Participant during (i) the 12-month period immediately preceding the period of absence for Qualified Military Service, or (ii) the Participant’s employment, if less than 12 months. No Forfeitures or earnings will be allocated with respect to make-up Contributions made pursuant to this Section 3.6 to the extent such Forfeitures or earnings relate to the period of absence for Qualified Military Service.

(e) Death or Disability. For purposes of clauses (ii) and (iii) of Section 3.1(a), a Participant who becomes Disabled or dies while performing Qualified Military Service shall be deemed to be actively employed by an employer on the date of such Disability or death.

3.7	LIMITATIONS AND RESTRICTIONS ON CONTRIBUTIONS.

Notwithstanding anything in this Article 3 to the contrary, all Retirement Contributions, Pretax Contributions, Matching Contributions, Qualified Nonelective Contributions and Qualified Matching Contributions, as applicable, shall be subject to the limits and restrictions set forth in Section 8.2(c)(2) and Article 10.

3.8	PAYMENT OF CONTRIBUTIONS TO TRUST.

Employer Contributions for a Plan Year shall be made to the Trust no later than the time prescribed by law for filing an Employer’s federal income tax return for the Employer’s tax year in which the Plan Year begins (including extensions thereof), unless further time is necessary as permitted under the Puerto Rico Code and Hacienda regulations.

3.9	FORM OF CONTRIBUTION.

Employer Contributions shall be made to the Trust in cash or kind (including in Common Stock), or a combination thereof.

3.10	RETURN OF EMPLOYER CONTRIBUTIONS.

(a) Mistake of Fact. In the event an Employer Contribution, or a portion thereof, is made by reason of a mistake of fact, the Sponsoring Employer may direct the Trustee to return that Employer Contribution, or the portion thereof, provided, the amount must be returned within one year after the payment of the Contribution to the Trust.

(b) Deductibility of Employer Contributions. All Employer Contributions shall be deemed made conditioned upon the deductibility of the Contribution under section 1023(n) of the Puerto Rico Code. To the extent such deduction is disallowed, the Sponsoring Employer may direct the Trustee to return the disallowed portion (or all if the entire Contribution is disallowed), provided, the disallowed amount must be returned within one year after the disallowance of the deduction.

(c) Special Rules. Anything in this Section 3.10 to the contrary notwithstanding, (i) no earnings on an Employer Contribution shall be returned to an Employer and losses on the Contribution shall reduce the amount to be returned and (ii) no return of an Employer Contribution allocated to a Participant’s Retirement or Matching Contribution Account shall be made to the extent that the Account would be reduced to less than the balance in the Account had the Contribution to be returned not been made.

3.11	CORRECTING ADMINISTRATIVE ERRORS.

If, with respect to any Plan Year, an administrative error results in a Participant’s Account not being properly credited with the amounts of Employer Contributions, Pretax Contributions, or earnings on any such amounts, corrective Employer contributions or account reallocations may be made in accordance with this Section 3.11. Solely for the purpose of placing any affected Participant’s Account in the position that the Account would have been in had no error been made:

(a) An Employer may make additional contributions to such Participant’s Account; or

(b) The Plan Administrator may reallocate existing contributions to the Accounts of affected Participants.

In addition, with respect to any Plan Year, if an administrative error results in an amount being credited to an Account for a Participant or any other individual who is not otherwise entitled to such amount, corrective action may be taken by the Employer, including, but not limited to, a direction by the Employer to forfeit amounts erroneously credited (with such Forfeiture to be used to reduce future Employer Contributions or other contributions to the Plan or to pay reasonable Plan expenses), reallocate such erroneously credited amounts to other Participants’ Accounts, or take such other corrective action as necessary under the circumstances. Any Plan administration error may be corrected using any appropriate correction method as determined by the Plan Administrator in its discretion.

ARTICLE 4 — ALLOCATIONS TO ACCOUNTS

4.1	ALLOCATIONS OF CONTRIBUTIONS TO ACCOUNTS.

Contributions made on behalf of each Participant shall be allocated to the Participant’s Accounts as of the first Valuation Date reasonably and administratively practicable following the date such contributions are made to the Trust.

4.2	DETERMINATION OF ACCOUNT BALANCES INVESTED IN FUNDS.

(a) Valuation of Daily Priced Funds. The Funds shall be valued at fair market value as of each Valuation Date. Notwithstanding any other provision of the Plan, to the extent that Participants’ Accounts are invested in mutual funds or other assets for which daily pricing is available (“Daily Pricing Media”), all amounts contributed to the Fund will be invested at the time of the actual receipt by the Daily Pricing Media, and the balance of each Account shall reflect the results of such daily pricing from the time of actual receipt until the time of distribution. Investment elections and changes pursuant to Section 4.4 shall be effective upon receipt by the Daily Pricing Media. In addition, each Participant’s Accounts will be: (i) credited with all contributions made by him or on his behalf as well as amounts transferred to the Plan on his behalf; and (ii) debited with the amount of any withdrawal or distribution made to him or on his behalf pursuant to Article 6. The provisions of Sections 4.2(b) and 4.2(c) shall apply only to the extent, if any, that assets of the Fund are not invested in Daily Pricing Media.

(b) Valuation of Other Funds. Each Participant’s Accounts will be credited with all contributions made by him or on his behalf as well as amounts transferred to the Plan on his behalf. Except as provided in Section 4.2(a), the Accounts of each Participant will also be credited, as of each Valuation Date, with the Participant’s share of the net investment income and any realized and unrealized capital gains of the Funds that occurred since the last Valuation Date. Except to the extent otherwise reflected in the value of mutual fund shares, such Participant’s share of such income will be that portion of the total net investment income and capital gains of each such Fund which bears the same ratio to such total as the balance of his Participant Accounts attributable to each such Fund on the preceding Valuation Date bears to the aggregate of the balances of all Participant Accounts attributable to each such Fund as of the preceding Valuation Date.

(c) Debits to Accounts. Each Participant’s Accounts will be debited with the amount of any withdrawal made by him pursuant to Article 6 and with the amount of any distribution made to him or on his behalf pursuant to Article 6. Except as provided in Section 4.2(a), the Accounts of each such Participant will also be debited, as of each Valuation Date, with the Participant’s share of any realized and unrealized losses, including capital losses, of the Funds that occurred since the last Valuation Date. Except to the extent otherwise reflected in the value of mutual fund shares, the Participant’s share of any realized and unrealized losses, including capital losses, will be that portion of the total realized and unrealized losses of each such Fund which bear the same ratio to such total as the balance of his Participant Accounts attributable to each such Fund on the preceding Valuation Date bears to the aggregate of the balances of all Participant Accounts attributable to each such Fund as of the preceding Valuation Date.

(d) Applicable Valuation Date. For purposes of investment elections and changes in investment elections, the applicable Valuation Date shall be the daily Valuation Date established in accordance with rules established by the Plan Administrator. Whenever a distribution or withdrawal by a Participant is made, the amount paid to the Participant shall be based on the value of his Accounts determined as of the date of distribution as set forth in Article 6. Whenever a loan to a Participant is made, the amount of such loan shall be based on the value of his Accounts as of the Valuation Date determined in accordance with Article 7.

4.3	PARTICIPANT ELECTION OF INVESTMENT OF CONTRIBUTIONS AND ACCOUNTS IN FUNDS.

(a) Direction to Invest Contributions in Funds. A Participant may direct, in the form and manner prescribed by the Plan Administrator, the portion of Contributions made on behalf of the Participant to be invested in each Fund in any increment prescribed by the Plan Administrator and shall remain in effect until a subsequent election is made in accordance with the terms of this Section 4.3. The total of all such investment directions shall equal 100% of the Contributions amount. Notwithstanding anything in this Section 4.3 to the contrary, Pretax Contributions and Matching Contributions made on behalf of any Participant, including an Automatic Enrollment Participant, who does not otherwise properly provide investment directions as prescribed herein, shall be invested in the Qualified Default Investment Alternative unless and until the Participant otherwise properly provides investment direction as provided herein. Each Participant may change the investment direction as of any Valuation Date, in integral percentages as described above, in the manner prescribed by the Plan Administrator. Such changes in investment direction shall be effective as soon as administratively practicable and shall apply to any Contributions made to the Plan thereafter. The investment direction under this Section 4.3(a) also shall apply to amounts transferred to the Plan and placed in a Prior Plan/Rollover Account. Restructuring of the investment allocation with respect to Accounts in which Contributions and transfer amounts are held may be effective as provided in Section 4.3(b).

(b) Restructuring Investment Allocation of Funds in Accounts. Notwithstanding the above to the contrary, a Participant may direct, in the form and manner prescribed by the Plan Administrator, to restructure the investment allocation of Funds in the Participant’s Accounts, including any amounts invested in the Humana Unitized Stock Fund, by electing to have the Accounts transferred from one or more Funds to any another Fund or Funds pursuant to any asset allocation, as selected by the Participant (or Beneficiary, if the Participant is deceased), in any increment prescribed by the Plan Administrator, provided that the allocation totals 100%. The restructuring shall be effective as soon as reasonably and administratively practicable following receipt of a properly completed election, and shall remain in effect until a subsequent election is made in accordance with the terms of this Section 4.3. For purposes of this Section 4.3(b), a Beneficiary (if the Participant is deceased) or an Alternate Payee under a qualified domestic relations order shall be treated as a Participant with respect to making invest directions in his Accounts.

4.4	POWER OF PARTICIPANTS TO DIRECT INVESTMENT OF ACCOUNTS IN SELF-DIRECTED BROKERAGE ACCOUNTS.

(a) Election To Invest Accounts. Each Participant may elect to have all or any portion of the Participant’s Accounts allocated to a Self-Directed Brokerage Account and invested in investment vehicles other than the Funds. The Participant’s investment direction with respect to the Participant’s Self-Directed Brokerage Account shall remain in effect until changed by the Participant pursuant to subsequent directions given in the form and manner prescribed by the Plan Administrator.

(b) Expenses of Self-Directed Brokerage Accounts. All earnings (or losses) and expenses (which shall include but shall not be limited to brokerage fees, commissions, or Account administration fees) of each Self-Directed Brokerage Account shall be determined separately and credited or debited to each Self-Directed Brokerage Account, and all other adjustments provided herein shall be made to such Self-Directed Brokerage Account. Prior to distribution of any Self-Directed Brokerage Account, the Plan Administrator shall liquidate the investments of a Self-Directed Brokerage Account to the extent necessary to pay any unpaid expenses of the Self-Directed Brokerage Account.

(c) Investment Restrictions on Self-Directed Brokerage Accounts. The Plan Administrator, at its discretion, may restrict the investments available under a Self-Directed Brokerage Account.

4.5	ADDITIONAL PROVISIONS CONCERNING ACCOUNTS.

(a) Responsibility for Accounts. All Accounts shall be established, and records concerning all Accounts shall be maintained, by the Plan Administrator or some other person or entity designated by the Plan Administrator. The Trustee shall invest the Trust without segregating assets among Employers or Accounts, subject to the requirements of Section 4.5(b).

(b) Humana Unitized Stock Fund. In addition to the investment options designated by the Plan Administrator, Accounts may be invested in an investment option that shall be maintained under the Plan as provided in this Section 4.5(b), which Fund shall be known as the Humana Unitized Stock Fund.

(1) Although unitized for Plan recordkeeping purposes effective April 1, 2002, the Humana Unitized Stock Fund shall be maintained in whole shares of Common Stock and such cash as deemed necessary and advisable by the Trustee (or the Humana Unitized Stock Fund Fiduciary) in order to provide the necessary monies for exchanges or redemptions, subject to any limitations specified in the Trust Agreement. A liquidity target range for the cash portion of the Humana Unitized Stock Fund shall be established by the Sponsoring Employer acting as Plan sponsor. Same day exchanges in Common Stock in the Humana Unitized Stock Fund may be suspended for a time if there is an imbalance in sales and purchases of Common Stock and net sales significantly exceed the targeted liquidity level. The Humana Unitized Stock Fund shall not be eliminated as a Fund under the Plan other than through an amendment of the Plan by the Sponsoring Employer acting as Plan sponsor.

(2) The Sponsoring Employer intends that the Humana Unitized Stock Fund be a permanent feature of the Plan and continue to be invested exclusively in Common Stock as provided in this Section 4.5(b) without regard to (i) the diversification of assets, (ii) the risk profile of investments in Common Stock, (iii) the amount of income provided by Common Stock, or (iv) the fluctuation in the fair market value of Common Stock, unless the Humana Unitized Stock Fund Fiduciary, using an abuse of discretion standard, determines from reliable public information that there is a serious question concerning the Sponsoring Employer’s short-term viability as a going concern. For purposes of the foregoing sentence, a bankruptcy filing would raise a serious question concerning the Sponsoring Employer’s short-term viability as a going concern only if the Humana Unitized Stock Fund Fiduciary were to determine that, in light of a proposed restructuring in bankruptcy and other factors, it was unlikely there would be any meaningful distribution to the Plan as a stockholder of the Sponsoring Employer.

(c) Fund Transfers. Transfers, made pursuant to Participant elections under Sections 4.3 and 4.4, to (or from) a Fund shall be reflected in the Participant’s Account at the value of the Fund units on the date the purchase or sale is consummated (regardless of the date the election was made and regardless of the value of any Valuation Date).

(d) ERISA Section 404(c). The Plan is intended to be an “ERISA section 404(c) plan” with respect to a Participant investment direction of the Participant’s Accounts in the Funds or a Self-Directed Brokerage Account. The Plan Administrator shall be the fiduciary identified to furnish the information required by the regulations under section 404(c) of ERISA. The Funds and the options under a Self-Directed Brokerage Account shall be determined by the Plan Administrator in its discretion in such a way as to provide Participants with a broad range of investment alternatives as described in the regulations under section 404(c) of ERISA. Notwithstanding the foregoing, the Plan Administrator shall specify the Funds and Self-Directed Brokerage Account options available to Participants such that Plan Participants may at all times choose from at least three investment alternatives (i) each of which is diversified, (ii) each of which has materially different risk and return characteristics, (iii) which in the aggregate enable the Participant by choosing among them to achieve a portfolio with aggregate risk and return characteristics at any point within the range normally appropriate for the Participant, and (iv) each of which when combined with investments in the three alternatives tends to minimize through diversification the overall risk of the investments of a Participant’s Accounts. As it may deem necessary or desirable, the Plan Administrator also may modify a Fund offering or investment option as well as the frequency or manner of giving investment directions. Notwithstanding any other restriction as to the frequency of giving investment directions imposed by the Plan Administrator, Participants shall be able to give investment directions at least once in each calendar quarter with respect to the three investment alternatives described above. With respect to any other investment alternative, any restriction on the frequency of giving investment directions shall comply with the requirements of the regulations under section 404(c) of ERISA.

4.6	VOTING OR TENDERING COMMON STOCK.

(a) Procedures. The following provisions shall apply to a Participant voting or tendering Common Stock:

(1) Each Participant (or, in the event of his death, his Beneficiary) is, for purposes of this Section 4.6(a), hereby designated a “named fiduciary,” within the meaning of section 403(a)(1) of ERISA with respect to (i) the number of shares of Common Stock attributable to his Accounts and (ii) for purposes of Section 4.6(a)(2), his proportionate share (as determined pursuant to Section 4.6(a)(2) or 4.6(a)(3), as applicable) of that portion of the shares of Common Stock attributable to all Participants’ Accounts for which Participants do not give timely instructions as described in such Section (such proportionate share being determined at the respective times such fiduciary rights are exercisable as set forth below).

(2) Each Participant (or, in the event of his death, his Beneficiary) shall have the right to instruct the Trustee in writing as to the manner in which to vote (i) the shares of Common Stock attributable to his Accounts, and (ii) his proportionate share (as determined in the last sentence of this Section 4.6(a)(2)) of that portion of the shares of Common Stock (of whatever class) attributable to all Participants’ Accounts for which Participants do not give timely instructions (as described in Section 4.6(b)), at any shareholders’ meeting of the Sponsoring Employer. An individual’s proportionate share of shares of Common Stock for purposes of clause (ii) of the preceding sentence shall be a fraction, the numerator of which shall be the number of shares of Common Stock which are attributable to such individual’s Accounts for which he provides instructions to the Trustee and the denominator of which shall be the number of shares of Common Stock attributable to all Participants’ Accounts for which instructions are provided to the Trustee.

(3) Each Participant (or, in the event of his death, his Beneficiary) shall have the right (as described in Section 4.6(c)) to instruct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to shares of Common Stock attributable to his Accounts. The Trustee shall follow the direction of those Participants (or Beneficiaries) who provide timely instructions to the Trustee.

(b) Shareholders Meetings. The Sponsoring Employer shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary, as applicable) the information distributed to shareholders of the Sponsoring Employer in connection with any shareholders’ meeting, together with a form requesting confidential instructions to the Trustee on how such shares of Common Stock shall be voted on each such matter. Upon timely receipt of such instructions, the Trustee shall, on each such matter, vote as directed the appropriate number of shares (including fractional shares) of Common Stock. The instructions received by the Trustee from individual Participants (or Beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged to any person, including employees, officers and directors of the Sponsoring Employer or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed by or to the Trustee to or from a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Sponsoring Employer, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such directions to any other person, including employees, officers and directors of the Sponsoring Employer and its affiliates.

(c) Tender or Exchange Offers. The Sponsoring Employer shall use its best efforts to timely distribute or cause to be distributed to each Participant (or Beneficiary) the information distributed to shareholders of the Sponsoring Employer in connection with any tender or exchange offer. Upon timely receipt of such instructions, the Trustee shall respond as instructed with respect to such shares of such Common Stock. If, and to the extent that, the Trustee shall not have received timely instructions from any individual given a right to instruct the Trustee with respect to certain shares by Section 4.6(a)(3), such individual shall be deemed to have timely instructed the Trustee not to tender or exchange such shares. The instructions received by the Trustee from individual Participants (or Beneficiaries) shall be held by the Trustee in strict confidence and shall not be divulged or released to any person, including employees, officers and directors of the Sponsoring Employer or any affiliate; provided, however, that, to the extent necessary for the operation of the Plan, such instructions may be relayed to or by the Trustee to or from a recordkeeper, auditor or other person providing services to the Plan if such person (i) is not the Sponsoring Employer, an affiliate or any employee, officer or director thereof, and (ii) agrees not to divulge such instructions to any other person, including employees, officers and directors of the Sponsoring Employer and its affiliates.

(d) De Minimis Tender. Notwithstanding anything in this Section 4.6 to the contrary, with respect to any public tender offer: (i) that is made for the purchase or exchange of less than 5% of the outstanding shares of Common Stock and (ii) with respect to which the tender offer price is less than the closing price of Common Stock on the New York Stock Exchange on the date the tender offer is publicly announced, the Trustee shall not provide tender instructions to Participants (or Beneficiaries, as applicable) or otherwise follow the procedures described above in paragraphs (a) through (c). However, the Trustee shall follow the direction of the Humana Unitized Stock Fund Fiduciary.

ARTICLE 5 — VESTING OF ACCOUNTS

5.1	AUTOMATICALLY VESTED ACCOUNTS.

A Participant shall always be fully vested in the amounts allocated to his Retirement Account, Pretax Contribution Account, Qualified Nonelective Contribution Account, Qualified Matching Contribution Account, and Prior Plan/Rollover Account attributable to Rollover Contributions and any elective deferrals under a merged plan.

5.2	VESTING IN EMPLOYER CONTRIBUTIONS.

(a) Vesting in Matching Contributions. A Participant who is credited with at least one Hour of Service on or after January 1, 2008, and completes two Years of Service shall be fully vested in his Matching Contribution Account.

(b) Crediting Years of Service for Vesting. For purposes of vesting in Matching Contributions, except as hereinafter provided, an Employee shall be credited with a Year of Service for each 12-month period beginning on the date the Employee first performs an Hour of Service and continuing throughout the period during which the Employee performs services to an Employer as an Employee but shall not include any period of severance during which the Employee performs no services to an Employer as an Employee. Notwithstanding the foregoing, if an Employee has a Termination of Employment but performs an Hour of Service prior to incurring a Break in Service, the period of severance shall be credited as a period of service to an Employer as an Employee in determining the Participant’s Years of Service for purposes of vesting. Years of Service shall not include the following:

(1) Years After Five Consecutive Breaks in Service. Years of Service after five consecutive Breaks in Service shall not be credited in determining the vesting percentage of a Participant’s Matching Contribution Account.

(2) Years Before Five Consecutive Breaks in Service. In the case of a Participant who, upon Termination of Employment, is not entitled to a Benefit from the Matching Contribution Account, Years of Service before a Participant’s Break in Service shall not be taken into account in determining the Participant’s vested percentage in such balances if the number of consecutive Breaks in Service equals or exceeds the greater of five consecutive Breaks in Service, or the aggregate number of Years of Service prior to such Breaks in Service.

5.3	FULL VESTING EVENTS.

Notwithstanding the provisions of Section 5.2, a Participant shall be entitled to 100% of the value of his Matching Contribution Account regardless of his Years of Service upon any of the following dates occurring while the Participant is actively employed by an Employer: (i) the Participant’s 55th birthday; (ii) the date the Participant becomes Disabled, as determined by the Plan Administrator; or (iii) the Participant’s date of death. For purposes of clauses (ii) and (iii), a Participant who becomes Disabled or dies while performing Qualified Military Service shall be deemed to be actively employed by an employer on the date of such Disability or death.

5.4	FORFEITURES.

(a) Forfeiture of Nonvested Portion of Participant Accounts. If a Participant separates from service before becoming 100% vested in his Matching Contribution Account, the nonvested portion of the Participant’s Accounts shall be forfeited as of the Valuation Date coincident with or immediately following: (i) the date the Participant receives a distribution of the vested portion of his Accounts; or (ii) the date the Participant incurs five consecutive Breaks in Service. For purposes of administrative convenience, the Plan Administrator may delay Forfeiture under clause (ii) until the last day of the calendar quarter following the date the Participant incurs five consecutive Breaks in Service. Any amounts forfeited under this Section 5.4(a) during each Plan Year shall be applied no later than as of the last day of such Plan Year, as directed by the Plan Administrator, in its sole discretion to: (i) restore amounts previously forfeited by Participants but required to be reinstated upon resumption of employment (pursuant to Section 5.4(b) below); (ii) reduce and be applied toward the allocation of any Employer Contributions; (iii) pay Plan expenses, to the extent not paid by the Company; (iv) to correct an error made in allocating amounts to Participants’ Accounts or resolve any claim filed under the Plan; or (v) allocate to Participants’ Accounts in the proportion that each Participant’s Plan Compensation for the Plan Year bears to the Plan Compensation of all Participants for the Plan Year.

(b) Restoration of Forfeited Participant Accounts. If the vested portion of a Participant’s Accounts has been distributed in accordance with Section 6.2(b) (including a deemed zero dollar distribution), and the non-vested portion of his Accounts has been forfeited in accordance with Section 5.4(a), the Participant’s non-vested portion of his Accounts shall be restored (without any adjustment for earnings, losses, or interest) if:

(1) the Participant again becomes an Employee of an Employer before incurring five consecutive Breaks in Service; and

(2) the Participant repays the amount of the distribution, if any, he or she received no later than 5 years after the date of reemployment.

(c) Unclaimed Benefits. Any Benefit distributable to or on behalf of a Participant or Beneficiary which is not claimed shall be determined as of the Valuation Date selected by the Plan Administrator and invested in the same Funds, or similar Funds, as determined by the Plan Administrator, as previously invested. If the Participant or Beneficiary with respect to which such Benefit remains unclaimed cannot be located after reasonable efforts at the time the Benefit becomes distributable, such Benefit shall be forfeited and used to decrease the Employer Contribution by such Participant’s Employer for the Valuation Date coincident with or next succeeding the fifth consecutive Break In Service or such later date as the Plan Administrator may decide.

(d) Subsequent Claim for Benefit. If the Participant or a Beneficiary subsequently presents a valid claim for the Benefit to the Plan Administrator, the Plan Administrator shall cause the Benefit, equal to the amount which was forfeited under Section 5.4(a) to be restored (along with earnings from the date of forfeiture to the date of restoration) first from Forfeitures and then from Employer Contributions. Expenses incurred in the attempt to locate such Participant or Beneficiary may be charged against the Benefit of such Participant or Beneficiary or shall be paid as otherwise provided in Section 14.8.

ARTICLE 6 — DISTRIBUTION OF BENEFITS

6.1	SPOUSAL CONSENT.

A benefit distributable to a Participant who has a Spouse on the date of distribution shall be paid in the form of a Qualified Joint and Survivor Annuity unless the Participant completes a Qualified Election described in Section 6.3(c)(3).

6.2	TIME OF DISTRIBUTION OF BENEFIT.

(a) Distributions Upon Retirement or Disability. A Benefit distributable to a Participant who retires on or after his Early Retirement Date, or who becomes Disabled shall be distributed, or distribution shall commence, as soon as reasonably and administratively practicable following the Participant’s retirement or Disability at such time as the Participant may elect.

(b) Distributions Upon Termination of Employment. Subject to the cash-out provisions of Section 6.5, a Benefit distributable upon Termination of Employment shall be distributed or distribution shall commence as soon as reasonably and administratively practicable following such termination and receipt of the terminated Participant’s distribution election in the form and manner prescribed by the Plan Administrator. Solely for purposes of this Section 6.2(b), a Participant on leave for Qualified Military Service for a period of at least 30 days shall be deemed to have Termination of Employment to the extent required for compliance with U.S. Code Section 414(u)(12).

(c) Distributions Upon Death. The Benefit of a Participant who dies shall be distributed, or shall commence to be distributed, to the Participants surviving Spouse or other properly designated Beneficiary as soon as reasonably and administratively practicable following the later of (i) the Participant’s date of death; or (ii) the date elected by the Participant’s surviving Spouse or other properly designated Beneficiary.

6.3	FORMS OF DISTRIBUTION OF BENEFIT.

(a) Forms of Benefit. A Participant or Beneficiary may elect a manner of distribution of his Benefit as provided hereinafter. The election by the Participant or the Beneficiary shall be in the form and manner prescribed by the Plan Administrator. The choice of forms for distributions shall be as follows:

(1) A single sum distribution in cash or in Common Stock if any such stock is allocated to the Participant’s Accounts; or

(2) Substantially equal monthly, quarterly or annual installments for a period of 5, 10, 15 or 20 years not to exceed the life expectancy of the Participant, or the joint and last survivor expectancy of the Participant and a designated Beneficiary; or

(3) A life annuity paid monthly or quarterly; or

(4) A life annuity (paid monthly or quarterly) with guaranteed payments for a period of 5, 10, 15 or 20 years.

(5) A Qualified Optional Survivor Annuity.

(b) Qualified Joint and Survivor Annuity. Notwithstanding anything in the Plan to the contrary, the Benefit of a Participant who is married on his Annuity Starting Date shall be distributed in the form of a Qualified Joint and Survivor Annuity unless the Participant waives such form of benefit pursuant to a Qualified Election within the Election Period or elects a Qualified Optional Survivor Annuity.

(c) For purposes of this Section 6.3, the following terms shall be defined as follows:

(1) Annuity Starting Date. The first day of the first period for which an amount is distributed as an annuity or distributed in any other form.

(2) Election Period. The 180-day period ending on the annuity starting date subject to the provisions set forth below at Sections 6.3(d)(2) and 6.3(d)(3).

(3) Qualified Election. A waiver of a Qualified Joint and Survivor Annuity. The waiver must be in writing and must be consented to by the Participant’s Spouse. The Spouse’s consent to a waiver must be witnessed by a notary public and must be limited to a benefit for a specific alternate Beneficiary (or a form of benefits). A Spouse’s consent may not be revoked. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a Plan representative that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located, a waiver will be deemed a Qualified Election. Any consent necessary under this provision will not be valid with respect to any other Spouse. Additionally, a revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited. Any new waiver or change of beneficiary will require a new spousal consent.

(4) Qualified Joint and Survivor Annuity. An annuity (paid monthly or quarterly) for the life of the Participant with a survivor annuity for the life of the Spouse which is 50% of the amount of the annuity which is distributable during the joint lives of the Participant and the Spouse that can be purchased with the Participant’s Benefit.

(5) Qualified Optional Survivor Annuity. An annuity (paid monthly or quarterly) for the life of the Participant with a survivor annuity for the life of the Spouse which is 75% of the amount of the annuity which is distributable during the joint lives of the Participant and the Spouse that can be purchased with the Participant’s Benefit.

(6) Spouse (Surviving Spouse). The Spouse or surviving Spouse of the Participant on the Annuity Starting Date, provided that a former Spouse will be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order as described in section 206(d) of ERISA.

(7) Vested Participant. A Participant who has a nonforfeitable right to any portion of such Participant’s Account Balance, including Participants vested only in Pretax Contributions.

(d) Notice Requirements.

(1) The Plan Administrator shall provide each Participant not less than 30 days and no more than 180 days prior to the Annuity Starting Date a written explanation of: (i) the terms and conditions of a Qualified Joint and Survivor Annuity; (ii) the Participant’s right to make and the effect of an election to waive the Qualified Joint and Survivor Annuity form of benefit; (iii) the rights of a Participant’s Spouse; and (iv) the right to make and the effect of a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

(2) The Participant may elect (with any applicable spousal consent) to waive the requirement that the explanation be provided at least 30 days prior to the Annuity Starting Date provided the distribution commences more than seven days after such explanation is provided.

(3) Notwithstanding anything to the contrary in Section 6.3(d)(1), the explanation described in Section 6.3(d)(1) may be provided (at the discretion of the Plan Administrator) after the annuity starting date, in which case the applicable election period described in Section 6.3(c)(2) will be extended, ending not before the 30th day after the date the explanation is provided. However, the Participant may elect (with any applicable spousal consent) to waive this extension of the election period so long as the distribution does not then commence for at least seven days following the date the explanation is provided.

6.4	DIRECT ROLLOVER OPTION.

(a) Eligible Rollover Distribution. A Participant who is entitled to a distribution of the Participant’s vested Account Balance shall be entitled to elect to make a “direct rollover” of that Benefit which constitutes an “eligible rollover distribution” to another “eligible retirement plan” at the time and in the manner prescribed by the Plan Administrator. The term “eligible rollover distribution” means a single distribution of the Participant’s entire account balance in the plan that is payable to a distributee due to the Participant’s separation from service with an Employer. The term “eligible retirement plan” means an individual retirement account described in section 1169(a) of the Puerto Rico Code, an individual retirement annuity described in section 1169(b) of the Puerto Rico Code, or a qualified trust described in section 1165(a) of the Puerto Rico Code which agrees to separately account for amounts transferred into such plan from this Plan. A “direct rollover” means a payment by this Plan to the eligible retirement plan specified by the Participant in accordance with this Section 6.4(a).

(b) Outstanding Loans. Subject to the timing restrictions set forth in Section 7.5(b), to the extent a Participant has a loan outstanding at the time of distribution, such loan may be rolled over pursuant to this Section 6.4 to another qualified plan that will accept such loan rollover.

6.5	AUTOMATIC CASH-OUT OF BENEFIT.

Notwithstanding any other provision of this Article 6 to the contrary, if a Participant separates from service for any reason and the value of his nonforfeitable Account Balances does not exceed $1,000 at the time of this distribution, the Plan Administrator shall cause such Account Balances to be distributed, as soon as reasonably and administratively feasible following the Participant’s Termination of Employment in the form of a cash single sum. Such distribution shall be effected without the Participant’s consent (or that of the Participant’s Spouse), except where the distribution would otherwise be made in the form of a Qualified Joint and Survivor Annuity and the annuity starting date has passed.

6.6	PROCESSING CHARGES.

A reasonable non-refundable processing charge in an amount as determined by the Plan Administrator may be assessed to the Participant’s Accounts for each distribution made under this Article 6.

ARTICLE 7 — LOANS

7.1	SPOUSAL CONSENT.

No loan shall be made to any married Participant unless and until the Participant obtains, in the form and manner prescribed by the Plan Administrator, the consent of the Participant’s Spouse within 180 days prior to the date of the loan.

7.2	LOANS TO PARTICIPANTS.

Subject to the provisions of this Article 7, a Participant who (i) is actively employed by an Employer, and (ii) has not elected an annuity form of distribution, may apply, in the form and manner prescribed by the Plan Administrator, for a loan from the Participant’s Pretax Contribution Account, Matching Contribution Account (to the extent vested), and Prior Plan/Rollover Account. The Plan Administrator shall establish rules and procedures for all loans under the Plan, which rules and procedures are incorporated by reference herein.

7.3	AMOUNT OF LOANS.

(a) Maximum Loan. The aggregate of the loans to a Participant shall not exceed at any time the lesser of (i) fifty thousand dollars ($50,000) reduced by the highest balance of loans from the Plan during the one year period ending on the day before the date on which such loan is made, or (ii) fifty percent of the vested portion of the Participant’s Pretax Contribution Account, Matching Contribution Account and Prior Plan/Rollover Account. No Participant loan shall exceed the present value of such vested Account Balances and no loan shall be in an amount which is less than $1,000. Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Employees. A Participant may not have more than two loans outstanding at any time. A Participant may not take a loan from a Retirement Account.

(b) Aggregated Loans. For purposes of the limitations contained in Section 7.3(a), all loans from all plans of the Sponsoring Employer and other Employers shall be aggregated.

7.4	RATE OF INTEREST.

All such loans shall be considered investments of a Participant’s Accounts and as such, shall be adequately secured and shall bear a reasonable rate of interest in accordance with Department of Labor rules and regulations, as determined by the Plan Administrator.

7.5	REPAYMENT OF LOANS.

(a) Minimum and Maximum Loan Periods. All such loans shall be repaid by the Participant when determined by the Plan Administrator, provided, subject to the provisions of Section 7.5(d), under no circumstances shall the repayment be later than four years from the date made, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant, in which case the repayment shall be made no later than ten years. A loan may be prepaid only by making application to the Plan Administrator for early repayment and may be accomplished only by full single sum repayment at the close of the month following the month such request is made and approved by the Plan Administrator. Equal installments of principal and interest shall be made on the loan each payroll period by automatic payroll deduction, until such time as the loan is repaid; provided, however, that the Participant may prepay the entire remaining loan balance. Each Participant to whom a loan is made shall execute a negotiable promissory note for such loan and shall secure the payment of principal and interest on such promissory note by an assignment of the Participant’s interest in the Trust.

(b) Default. Any outstanding loan balance shall become immediately due and payable upon the occurrence of a Distributable Event (which applies to all Accounts of the Participant) whether or not the Participant has requested distribution of the Participant’s Benefit at that time. If payment on the loan is not then made in full by the earlier of (i) 90 days following the date notice of such is provided the Participant, or (ii) the date distribution of the Participant’s Benefit is to commence, the loan will be placed in default. For these purposes, payment on the loan will be deemed made if the Participant has elected to roll over the loan pursuant to Section 6.4(d) to another qualified plan and such plan has agreed to accept such loan rollover. In the event a Participant defaults in payment of a promissory note or the loan is otherwise placed in default, the Plan Administrator shall offset any unpaid principal and interest due on the promissory note from the Benefit due the Participant as soon as administratively practicable following the first incurred Distributable Event, whether or not the Participant has requested a distribution of the Participant’s Benefit at that time. In the event that the Participant’s Benefit is less than the unpaid principal and interest due on the Participant’s promissory note, the difference shall be deemed in default and immediately due and payable.

(c) Suspension during Leave of Absence. If a Participant takes an approved leave of absence in accordance with the Sponsoring Employer’s written leave of absence policy, payments on any outstanding loan will be suspended for up to 1 year; provided, however, that interest shall continue to accrue on any unpaid loan balance. The suspension period under this Section 7.5(c) shall end on the earliest to occur of (i) the date the Participant ceases to be in an active status on the Employer’s personnel records, (ii) the date the Participant returns to work, or (iii) the date that is 1 year after the date the Participant’s leave of absence began. Upon the termination of any suspension period, all outstanding loans shall be repaid as provided in Section 7.5(a) or 7.5(b); provided, however, that suspension under this Section 7.5(c) shall not extend the latest permissible term of the loan specified in Section 7.5(a).

(d) Qualified Military Service. At the Employer’s election, loan repayments may be suspended under this Plan as permitted under section 414(u)(4) of the U.S. Code with respect to absence from work during Qualified Military Service.

7.6	PROCESSING CHARGES.

A reasonable non-refundable processing charge in an amount as determined by the Plan Administrator may be assessed to the Participant’s Accounts for each loan made.

7.7	ACCOUNT PRIORITY.

Any loan made pursuant to the provisions of this Article 7 shall be applied against the Participant’s Accounts (and sub-accounts) in the following priority:

(a) Prior Plan/Rollover Account to the extent vested.

(b) Pretax Contribution Account.

(c) Matching Contribution Account (but only to the extent any such accounts are vested as provided in Article 5).

Any loan made pursuant to this Article 7 shall be made on a pro rata basis from the Funds in which such Accounts are invested.

ARTICLE 8 — WITHDRAWALS

8.1	SPOUSAL CONSENT.

No withdrawal under this Article 8 shall be made to any married Participant unless and until the Participant obtains, in the form and manner prescribed by the Plan Administrator, the consent of the Participant’s Spouse within 180 days prior to the date of the withdrawal.

8.2	HARDSHIP WITHDRAWALS.

(a) Hardship Withdrawals by Active Participants. The Plan Administrator shall permit a Participant who is an Employee to make a withdrawal on account of a hardship specified in Section 8.3(b) of his eligible account balances in the priority specified in Section 8.3(d) (excluding any earnings on Contributions therein), as of the Valuation Date coincident with or immediately following the date of withdrawal request. A Participant’s withdrawal request shall not be approved in an amount less than $1,000 for any withdrawal unless the Participant’s vested interest in the applicable Accounts available for hardship withdrawal under this Section 8.2 is less than $1,000, in which case the Participant’s request may be approved in the amount of such vested interest (excluding any earnings on Contributions). The amount of a serious and immediate financial need may include any amounts necessary to pay Puerto Rico income taxes and penalties reasonably anticipated to result from the withdrawal; provided, however, in no event shall any permitted withdrawal exceed the vested interest in the applicable Account Balances described this Section 8.2(a).

(b) Serious and Immediate Financial Need. A withdrawal will be deemed to be made on account of a serious and immediate financial need of the Participant only if the withdrawal is for:

(1) Expenses for (or necessary to obtain) medical care described in section 213 of the Puerto Rico Code for the Participant, the Participant’s spouse, children or any dependents;

(2) Costs directly related to the purchase (excluding mortgage payments) of the Participant’s principal residence;

(3) Payment of tuition, related educational fees and room and board for up to the next twelve months of post-secondary education for the Participant, the Participant’s Spouse, children, or any dependents;

(4) Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5) Any additional events or circumstances which may be determined by Hacienda to constitute a sufficient basis for a hardship withdrawal.

(c) Procedure for Hardship Withdrawals.

(1) All applications for withdrawals because of hardship shall be in the form and manner prescribed by the Plan Administrator and shall include such information regarding the request as the Plan Administrator may reasonably request.

(2) Hardship withdrawals made by a Participant shall be limited to two per Plan Year and such Participant shall be suspended for a period of twelve months after the receipt of such hardship withdrawal from making Pretax Contributions and employee contributions to the Plan and to all other plans maintained by the Employer and qualified under Puerto Rico Code section 1165(e).

(d) Priority of Accounts. Any hardship withdrawal made pursuant to this Section 8.2 shall be applied against the Participant’s Accounts (and sub-accounts) in the following priority:

(1) Prior Plan/Rollover Account.

(2) Pretax Contribution Account;

(3) Matching Contribution Account, to the extent vested.

Any hardship withdrawal made pursuant to this Section 8.2 shall be made on a pro rata basis from the Funds in which such amounts are invested.

(e) Plan Administrator Decisions Final. All decisions of the Plan Administrator with respect to whether or not a hardship withdrawal is justified or the amount necessary to alleviate the hardship shall be final and conclusive on all persons.

(f) No Distributable Event. Withdrawals pursuant to this Section 8.3 shall be available only to Participants who have not incurred a Distributable Event (with respect to the Accounts upon which such withdrawal is available under Section 8.3(a)) at the time of such withdrawal.

8.3	WITHDRAWALS AFTER AGE 59 1/2.

After attaining age 59 1/2, Participants may elect to receive an in-service withdrawal of elective deferrals from their Accounts at any time, in the form and manner prescribed by the Plan Administrator, as follows:

(a) All withdrawals shall be made in the form of a single cash lump sum payment (subject to Section 6.4) in an amount of no less than $1,000 per withdrawal or, if less, the vested portion of the Participant’s Accounts;

(b) No more than one withdrawal may be made within any six-month period; and

(c) Any in-service withdrawal made pursuant to this Section 8.3 shall be applied against the Participant’s Accounts in the following priority:

(1) Prior Plan/Rollover Account.

(2) Pretax Contribution Account.

(3) Matching Contribution Account to the extent vested.

Any in-service withdrawal made pursuant to this Section 8.3 shall be made on a pro rata basis from the Funds in which such amounts are invested.

8.4	PROCESSING CHARGES.

A reasonable non-refundable processing charge in an amount as determined by the Plan Administrator may be assessed to the Participant’s Accounts for each withdrawal made under this Article 8.

ARTICLE 9 — DESIGNATION OF BENEFICIARY

9.1	SPOUSAL CONSENT. A married Participant’s designation of someone other than his Spouse to be the primary Beneficiary of all or any portion of the Participant’s Benefit under this Article 9 shall not be valid unless the Participant’s Spouse irrevocably consents to the designation in writing in the form and manner prescribed by the Plan Administrator.

9.2	MANNER OF DESIGNATION OF BENEFICIARY.

Each Employee becoming a Participant hereunder shall designate in writing, in the form and manner prescribed by the Plan Administrator, one or more primary Beneficiaries and contingent Beneficiaries of the Benefit which may be distributable by reason of such Participant’s death. Subject to such rules and regulations as the Plan Administrator may promulgate, a Participant may from time to time change such designation of Beneficiary; provided, however, that no change shall be effective until receipt by the Plan Administrator of a properly completed new Beneficiary designation. A properly completed Beneficiary designation received by the Plan Administrator shall supersede all prior Beneficiary designations.

9.3	DISTRIBUTION IF NO BENEFICIARY DESIGNATED.

If a Benefit becomes distributable upon the death of a Participant and no Beneficiary has been properly designated, or if the Beneficiary designated shall have predeceased the Participant, then the Participant’s Benefit shall be distributable to the Participant’s surviving Spouse if any, or if none the Participant shall be deemed to have designated the personal representative of the Participant on behalf of the Participant’s estate to be the Participant’s Beneficiary. In such event, the Plan Administrator and the Trustee shall be fully protected in paying such Benefit to such deceased Participant’s personal representative, irrespective of whether distributions are actually made to a person or persons who in fact are not the personal representative of the deceased Participant.

ARTICLE 10 — RESTRICTIONS AND LIMITATIONS

10.1	PRETAX CONTRIBUTION LIMITS.

(a) Section 1165(e)(3) Limits.

(1) In General. Pretax Contributions made under the Plan are subject to the limits of section 1165(e)(3) of the Puerto Rico Code, as more fully described below. The Plan provisions relating to section 1165(e)(3) of the Puerto Rico Code are to be interpreted and applied in accordance with sections 1165(e)(3) and 1165(a)(4) of the Puerto Rico Code, which are hereby incorporated by reference, and in such manner as to satisfy such other requirements relating to section 1165(e) of the Puerto Rico Code as may be prescribed by Hacienda from time to time.

(2) Actual deferral ratios. For each Plan Year the Plan Administrator will determine the “actual deferral ratio” for each Participant who is eligible for Pretax Contributions. The actual deferral ratio shall be the ratio, calculated to the nearest one-hundredth of 1%, of the Pretax Contributions (plus any Qualified Nonelective Contributions or Qualified Matching Contributions, or both, treated as Pretax Contributions) made on behalf of the Participant for the Plan Year to the Participant’s Plan Compensation for the applicable period. For purposes of determining a Participant’s actual deferral ratio:

(A) Pretax Contributions will be taken into account only if both of the following requirements are satisfied:

(i) the Pretax Contributions are allocated to the Participant’s Pretax Contribution Account as of a date within the Plan Year, are not contingent upon participation in the Plan or performance of services on any date subsequent to that date, and are actually paid to the Trust no later than the end of the 12-month period immediately following the Plan Year to which the contribution relates; and

(ii) the Pretax Contributions relate to Plan Compensation that either would have been received by the Participant in the Plan Year but for the Participant’s election to defer under the Plan or is attributable to services performed in the Plan Year and, but for the Participant’s election to defer, would have been received by the Participant within 2  1/2 months after the close of the Plan Year.

To the extent Pretax Contributions that meet the requirements of (A) and (B) above constitute excess deferrals described in Section 10.1(b), they will be taken into account for each Highly Compensated Employee, but will not be taken into account for any Participant who is not a Highly Compensated Employee.

(B) In the case of a Participant who is a Highly Compensated Employee for the Plan Year and is eligible to have Pretax Contributions (and Qualified Nonelective Contributions or Qualified Matching Contributions, to the

extent treated as Pretax Contributions) allocated to his or her accounts under two or more cash or deferred arrangements described in section 1165(e) of the Puerto Rico Code maintained by one or more Related Employers, the Participant’s actual deferral ratio shall be determined as if such Pretax Contributions (as well as Qualified Nonelective Contributions or Qualified Matching Contributions) are made under a single arrangement, and if two or more of the cash or deferred arrangements have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

(C) The applicable period for determining Plan Compensation for each Participant for a Plan Year shall be the 12-month period ending on the last day of such Plan Year; provided that, to the extent permitted under Hacienda regulations, the Administrator may choose, on a uniform basis, to treat as the applicable period only that portion of the Plan Year during which the individual was a Participant.

(D) Qualified Nonelective Contributions and Qualified Matching Contributions made on behalf of Participants who are eligible to receive Pretax Contributions shall be treated as Pretax Contributions to the extent permitted by Puerto Rico Code section 1165(e)(3)(D)(ii).

(E) In the event that the Plan satisfies the requirements of sections 1165(e), 1165(a)(3), or 1165(a)(4) of the Puerto Rico Code only if aggregated with one or more other plans with the same Plan Year, or if one or more other plans with the same Plan Year satisfy such sections only if aggregated with this Plan, then this Section shall be applied by determining the actual deferral ratios as if all such plans were a single plan.

(F) An Employee who would be a Participant but for the failure to make Pretax Contributions shall be treated as a Participant on whose behalf no Pretax Contributions are made.

(3) Actual deferral percentages. The actual deferral ratios for all Highly Compensated Employees who are eligible for Pretax Contributions for a Plan Year shall be averaged to determine the actual deferral percentage for the highly compensated group, and the actual deferral ratios for all Employees who are not Highly Compensated Employees but are eligible for Pretax Contributions for the Plan Year shall be averaged to determine the actual deferral percentage for the nonhighly compensated group. The actual deferral percentages must satisfy at least one of the following tests:

(A) The actual deferral percentage for the highly compensated group does not exceed 125% of the actual deferral percentage for the nonhighly compensated group; or

(B) The excess of the actual deferral percentage for the highly compensated group over the actual deferral percentage for the nonhighly compensated group does not exceed two percentage points, and the actual deferral percentage for the highly compensated group does not exceed twice the actual deferral percentage of the nonhighly compensated group.

The tests in (i) and (ii) above shall be applied using the actual deferral percentage for the current Plan Year for both the highly compensated group and the nonhighly compensated group.

(4) Adjustments by the Plan Administrator. If, prior to the time all Pretax Contributions for a Plan Year have been contributed to the Trust, the Plan Administrator determines that Pretax Contributions are being made at a rate that will cause the Puerto Rico Code section 1165(e)(3) limits to be exceeded for the Plan Year, the Plan Administrator may, in its sole discretion, limit the amount of Pretax Contributions to be made with respect to one or more Highly Compensated Employees for the balance of the Plan Year by suspending or reducing Pretax Contribution elections to the extent the Administrator deems appropriate. Any Pretax Contributions that would otherwise be made to the Trust shall instead be paid to the affected Participant in cash.

(5) Excess contributions. If the Puerto Rico Code section 1165(e)(3) limits have not been met for a Plan Year after all contributions for the Plan Year have been made, the Plan Administrator will determine the amount of excess contributions with respect to Participants who are Highly Compensated Employees. To do so, the Plan Administrator will perform the following computation; first, the actual deferral ratio of the Highly Compensated Employee with the highest actual deferral ratio shall be reduced to the extent necessary to (i) enable the Plan to satisfy the Puerto Rico Code section 1165(e)(3) limits or (ii) cause such employee’s actual deferral ratio to equal the actual deferral ratio of the Highly Compensated Employee with the next highest actual deferral ratio, and then this process will be repeated until the Plan satisfies the Puerto Rico Code section 1165(e)(3) limits.

(6) Distribution of excess contributions. The amount of reductions determined under paragraph (5) above shall be distributed to the same Highly Compensated Employees to whom such excess contributions relate. Income on excess contributions shall be distributed in accordance with applicable Hacienda regulations.

(7) Special rule. For purposes of distributing excess contributions, the amount of excess contributions that may be distributed with respect to a Highly Compensated Employee for a Plan Year shall be reduced by the amount of excess deferrals previously distributed to the Highly Compensated Employee for his or her taxable year ending with or within such Plan Year.

(8) Recordkeeping requirement. The Plan Administrator, on behalf of the Employers, shall maintain such records as are necessary to demonstrate compliance with the Puerto Rico Code section 1165(e)(3) limits including the extent to which Qualified Nonelective Contributions and Qualified Matching Contributions are taken into account in determining the actual deferral ratio.

(9) Effect on Matching Contributions. To the extent any Matching Contributions have been made with respect to a Participant’s Pretax Contributions that are returned as a result of the Puerto Rico Code section 1165(e)(3) limits for a Plan Year, such Matching Contributions shall be forfeited as of the date of distribution of the Participant’s Pretax Contributions and shall constitute a Forfeiture as provided in Section 5.4.

(b) Section 1165(e)(7)(A) Limits.

(1) In General. The maximum amount of Pretax Contributions made on behalf of any Participant for any calendar year, when added to the amount of elective deferrals under all other plans with a qualified cash or deferred arrangement (as defined in Puerto Rico Code section 1165(e)) of a Related Employer with respect to the Participant for the calendar year, shall in no event exceed the maximum applicable limit in effect for the calendar year under Puerto Rico Code section 1165(e)(7)(A).

A Participant will be considered to have made “excess deferrals” for a taxable year to the extent that the Participant’s elective deferrals for the taxable year exceed the applicable limit described above for the year.

(2) Distribution of Excess Deferrals. In the event that an amount is included in a Participant’s gross income for a taxable year as a result of an excess deferral under Puerto Rico Code section 1165(e)(7)(A), and the Participant notifies the Plan Administrator on or before the March 1 following the taxable year that all or a specified part of an Pretax Contribution made for his or her benefit represents an excess deferral, the Plan Administrator shall make every reasonable effort to cause such excess deferral, adjusted for allocable income, to be distributed to the Participant no later than the April 15 following the calendar year in which such excess deferral was made. The income allocable to excess deferrals is equal to the allocable gain or loss for the taxable year of the individual, but not the allocable gain or loss for the period between the end of the taxable year and the date of distribution (the “gap period”). Income allocable to excess deferrals for the taxable year shall be determined by multiplying the gain or loss attributable to the Participant’s Pretax Contribution Account for the taxable year by a fraction, the numerator of which is the Participant’s excess deferrals for the taxable year, and the denominator of which is the sum of the Participant’s Pretax Contribution Account balance as of the beginning of the taxable year plus the Participant’s Pretax Contributions for the taxable year. No distribution of an excess deferral shall be made during the taxable year of a Participant in which the excess deferral was made unless the correcting distribution is made after the date on which the Plan received the excess deferral and both the Participant and the Plan designate the distribution as a distribution of an excess deferral. The amount of any excess deferrals that may be distributed to a Participant for a taxable year shall be reduced by the amount of Pretax Contributions that were excess contributions and were previously distributed to the Participant for the Plan Year beginning with or within such taxable year.

(3) Treatment of excess deferrals. For purposes of Puerto Rico Code sections 1165(a)(3), 1165(a)(4), 1165(e)(3), and 1023(n), excess deferrals must be treated as employer contributions even if they are distributed in accordance with paragraph (b) above. However, excess deferrals of a Participant who is not a Highly Compensated Employee will not be taken into account for purposes of Puerto Rico Code section 1165(e)(3).

10.2	SECTION 1023(N) LIMITS.

The sum of the contributions made by each Participant under the Plan for any Plan Year shall not exceed the maximum amount deductible under the applicable provisions of the Puerto Rico Code. All contributions under the Plan made by an Employer are expressly conditioned on their deductibility under section 1023(n) of the Puerto Rico Code for the taxable year when paid (or treated as paid under section 1023(n)(1)(E) of the Puerto Rico Code.

ARTICLE 11 — PLAN ADMINISTRATION

11.1	PLAN ADMINISTRATOR.

The Plan Administrator shall be responsible for administering the Plan, keeping records of Accounts, and making all policy decisions which arise under the Plan. The Plan Administrator will notify the Trustee of the names of the members of the Committee and of any changes in membership that may take place from time to time. The Plan Administrator may allocate any of its duties or obligations under the Plan to one or more authorized persons by appropriate written action of the Plan Administrator.

11.2	PLAN ADMINISTRATOR AUTHORITY AND RESPONSIBILITY.

(a) Establishment of Rules and Procedures. Subject to the limitations of the Plan and Trust Agreement, the Plan Administrator shall from time to time establish rules for the administration of the Plan and the transaction of its business. The Plan Administrator shall prescribe the means by which a Participant or Beneficiary may provide any authorization, election, direction, instruction, notification, or other communication to the Plan Administrator described in this Plan, including authorizing the Participant or Beneficiary to make such communication to the Plan Administrator by electronic means.

(b) Employer Records. The Plan Administrator shall rely on the records of the Employers, as certified to it, with respect to any and all factual matters dealing with the employment of an Employee or Participant. In case of any factual dispute hereunder, the Plan Administrator shall resolve such dispute giving due weight to all evidence available to it.

(c) Plan Interpretation. The Plan Administrator shall have the discretion to interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan and the rules and procedures established thereunder. All such determinations shall be final, conclusive and binding.

(d) Claims Procedures. Without limiting the generality of this Section 11.2, the Plan Administrator shall establish and set forth in writing, available for inspection by any interested party, the procedures to be followed in presenting claims for benefits under the Plan.

(e) Determination of Accounts. The Plan Administrator shall be responsible for the determination of Accounts, and the Trustee need not segregate Accounts either among Participants or among Employers for investment purposes.

(f) Directions to the Trustee. The Plan Administrator shall direct the Trustee in writing to make distributions from the Trust to Participants and Beneficiaries who qualify therefor hereunder. The Trustee may request instructions in writing from the Plan Administrator on other matters and may rely and act thereon.

(g) Employment of Advisors. The Plan Administrator may employ such counsel, accountants and other advisors or agents as they shall deem advisable (“Advisors”). The Sponsoring Employer shall pay the fees of Advisors and, except for expenses paid from the Trust pursuant to Section 14.8, any other expenses incurred by the Plan Administrator in the administration of the Plan and Trust.

(h) Quiet Periods. In accordance with applicable regulations, the Plan Administrator may authorize quiet periods from time to time to accommodate the transfers of assets and liabilities from other plans to this Plan, changes in Plan recordkeeping, changes in the Trustee, or changes in investment options offered under the Plan. During such quiet periods, certain rights, such as a Participant’s (or Beneficiary’s) right to request a distribution, a withdrawal or a loan, and a Participant’s (or Beneficiary’s) right to change investment direction of Contributions and Accounts, may be suspended.

(i) Section 16 Compliance; Bifurcation of Plan. It is the intention of the Employer that the Plan and the administration of the Plan comply in all respects with section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of the Plan, is found not to be in compliance with section 16 of the Exchange Act, the provision or administration shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act. Notwithstanding anything in the Plan to the contrary, the Sponsoring Employer or the Plan Administrator, in its discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are subject to section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(j) Other Specified Duties. The Plan Administrator shall perform such other duties as specified in the Plan.

11.3	CLAIMS FOR BENEFITS.

Any claim for Benefit shall be made in writing to the Plan Administrator in the form and manner prescribed by the Plan Administrator and shall otherwise comply with the claims procedures established under Section 11.2(d).

ARTICLE 12 — RETIREMENT AND SAVINGS PLAN COMMITTEE

12.1	RETIREMENT AND SAVINGS PLAN COMMITTEE.

The Sponsoring Employer, Humana Inc., shall appoint three or more persons to be known as the Retirement and Savings Plan Committee (the “Committee”), which shall be the Plan Administrator of the Plan. The Committee may allocate any of its duties or obligations under the Plan to one or more authorized persons by appropriate written action of the Committee. Subject to the limitations of the Plan and Trust Agreement, the Committee shall from time to time establish rules for the transaction of its business.

12.2	COMMITTEE TENURE.

All members of the Committee shall serve until their resignation, removal by the Sponsoring Employer, or Termination of Employment. Vacancies shall be filled in the same manner as the original appointments. The Sponsoring Employer may dismiss any member of the Committee at any time, with or without cause. No remuneration for their services shall be paid to members of the Committee from the Trust.

ARTICLE 13 — FIDUCIARY RESPONSIBILITIES AND INDEMNIFICATION

13.1	DUTIES AND OBLIGATIONS OF FIDUCIARIES.

All actions by “fiduciaries” (as that term is defined in section 3(21)(A) of ERISA) shall be in accordance with the terms of this Plan and of the Trust Agreement insofar as such documents are consistent with the provisions of Title I of ERISA. Each fiduciary shall act solely in the interest of Participants and Beneficiaries and for the exclusive purpose of providing benefits and defraying reasonable administrative expenses. Each fiduciary shall discharge any respective duties hereunder and under the Trust Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Fiduciaries named in this Article 13 shall have only the powers and duties expressly allocated to them in the Plan and in the Trust Agreement and shall have no other powers and duties in respect of the Plan; provided, however, that if a power or responsibility is not expressly allocated to a specific named fiduciary, the power or responsibility shall be that of the Sponsoring Employer. No Fiduciary shall have any liability for, or responsibility to inquire into, the acts and omissions of any other Fiduciary in the exercise of powers or the discharge of responsibilities assigned to such other Fiduciary under this Plan or the Trust Agreement.

13.2	ALLOCATION OF FIDUCIARY RESPONSIBILITIES.

(a) Plan Administrator. The Plan Administrator shall be the named fiduciary for the following purposes:

(1) For the control and management of the operation and administration of the Plan, including, without limitation, the performance of the fiduciary duties required of it in this Plan and the Trust Agreement, except for those fiduciary duties herein specifically allocated to the Sponsoring Employer, the Trustee, the Committee, or the Humana Unitized Stock Fund Fiduciary.

(2) For the furnishing to the other fiduciaries hereunder such information related to the administration of the Plan as they may require to the extent that there is a fiduciary duty to do so.

(b) Sponsoring Employer. The Sponsoring Employer shall be the named fiduciary for the following purposes:

(1) Removing the Trustee and appointing a successor Trustee, as provided in the Trust Agreement.

(2) Appointing or removing the members of the Committee as provided in Section 12.1.

(c) Trustee. The Trustee shall be the named fiduciary for the purpose of the management and control of the Trust, and as such shall have exclusive authority and discretion in the management and control of the Trust (subject to the limitations as may be set forth in the Trust Agreement), provided if an investment manager has been appointed and accepted appointment, the investment manager shall be the named fiduciary for the purpose of directing the investment of the Trust and the Trustee’s responsibilities and authority shall be limited accordingly.

(d) Committee. The Committee shall be the named fiduciary for the purposes of appointing and removing an investment manager (other than the Humana Unitized Stock Fund Fiduciary), to the extent provided in the Trust Agreement.

(e) Humana Unitized Stock Fund Fiduciary. The Sponsoring Employer may appoint an investment manager to be the Humana Unitized Stock Fund Fiduciary. Subject to Section 4.5(b)(2), the Humana Unitized Stock Fund Fiduciary shall have at all times the exclusive fiduciary authority and responsibility to exercise the following powers:

(1) to restrict the investment of new participant or employer contributions in the Humana Unitized Stock Fund;

(2) to restrict the transfer of participant account balances into the Humana Unitized Stock Fund;

(3) to sell or otherwise dispose of all of the Common Stock held in the Humana Unitized Stock Fund;

(4) to restrict the transfer of participant account balances out of the Humana Unitized Stock Fund during any period in which the Humana Unitized Stock Fund Fiduciary is directing the sale or other disposition of the Common Stock in the Humana Unitized Stock Fund;

(5) to designate an alternative investment fund available under the Plan for the temporary investment of any proceeds from any sale or other disposition of Common Stock pending participant directions to the Trustee of the Plan with respect to the investment of such proceeds;

(6) to vote the Common Stock in the Humana Unitized Stock Fund in accordance with the terms of the Plan and applicable law; and

(7) to instruct the Trustee of the Plan with respect to the foregoing matters.

In exercising the foregoing powers, the Humana Unitized Stock Fund Fiduciary shall take into account the statement of intent set forth in Section 4.5(b)(2) to the fullest extent permitted by ERISA. In addition, the Humana Unitized Stock Fund Fiduciary will evaluate the prudence of maintaining the Humana Unitized Stock Fund not on the basis the risk associated with the Humana Unitized Stock Fund standing alone but in light of the availability of other investment options under the Plan and the ability of Plan Participants to construct a diversified portfolio of investments consistent with their individual desired level of risk and return.

(f) Specific Duties. Each fiduciary shall be responsible only for the specific duties assigned herein and shall not be directly or indirectly responsible for the duties assigned to another fiduciary.

13.3	RIGHTS TO INDEMNIFICATION.

The Sponsoring Employer shall indemnify each director, Plan Administrator, officer, employee, or Committee member, who is, or is threatened to be made, a party to any threatened or pending action or proceeding, whether civil, criminal, administrative or investigative, including actions by or in the right of the Sponsoring Employer, by reason of the fact that such director, Plan Administrator, officer, employee, or Committee member is or was serving at the request of the Sponsoring Employer as a “fiduciary” (as defined by section 3(21)(A) of ERISA) with regard to the Plan, (an “indemnitee”) against expenses (including attorneys’ fees), claims, fines, judgments, taxes, causes of action or liability and amounts paid in settlement, actually and reasonably incurred in connection with such action or proceeding, unless such expense, claim, fine, judgment, taxes, cause of action, liability or amount arose from that person’s gross negligence, fraud or willful breach of fiduciary responsibilities under ERISA, except, that with respect to an action by or in the right of an Employer, indemnification shall be made only against expenses (including attorneys’ fees).

13.4	ADVANCEMENT OF EXPENSES.

The Sponsoring Employer may advance all expenses (including attorneys’ fees) incurred by any indemnitee in defending a civil, criminal, administrative or investigative action, suit or proceeding pending the final disposition of such action, suit or proceeding unless the circumstances of the individual case demonstrate the indemnitee’s conduct is not entitled to indemnification under Section 13.3 because of the indemnitee’s gross negligence, fraud or willful breach of fiduciary responsibilities; provided, however, that the indemnitee shall provide security by or on behalf of the indemnitee to repay such amounts if the Sponsoring Employer determines that the indemnitee is not entitled to be indemnified by the Employer as authorized by this Article 13.

13.5	DETERMINATION OF RIGHT TO INDEMNITY.

To the extent that any indemnitee has been successful on the merits or otherwise in the defense of the action, suit or proceeding, or in defense of any claim, issue or matter therein, referred to in Section 13.3, the indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith and, if expenses were advanced as provided in Section 13.4, the Sponsoring Employer shall not seek repayment of such expenses. If any action, suit, or proceeding shall terminate by judgment or order adverse to the indemnitee, or settlement, conviction or upon a plea of nolo contendere or its equivalent, the Sponsoring Employer, in the same manner provided in Section 13.4 with reference to advancement of expenses, shall (unless ordered by a court to make indemnification) determine whether indemnification of the indemnitee is not proper in the circumstances because that person has been guilty of gross negligence, fraud or willful breach of fiduciary responsibilities. If the Sponsoring Employer determines that the indemnitee is entitled to indemnification, then such person shall be indemnified against expenses (including attorneys’ fees) claims, fines, judgments, taxes, causes of actions or liability and amounts paid in settlement, actually and reasonably incurred in connection with such action or proceeding and, if expenses were advanced as provided in Section 13.4 the Sponsoring Employer shall not seek repayment of such expenses. The termination of any action or proceeding by adverse judgment or order, conviction settlement or plea of nolo contendere or the equivalent, shall not, of itself, create a presumption that the indemnitee was guilty of gross negligence, fraud or willful breach of fiduciary responsibilities.

13.6	OTHER RIGHTS.

The indemnification provided by this Article 13 shall not be deemed exclusive of any other rights to which any director, Plan Administrator, officer, employee, or Committee member may be entitled, and shall continue as to a person who has ceased to be a director, Plan Administrator, officer, employee, or Committee member and shall inure to the benefit of the personal representative, heirs and legatees of such a person.

ARTICLE 14 — THE TRUST AND TRUSTEE

14.1	ESTABLISHMENT OF TRUST.

The Sponsoring Employer has entered into the Trust Agreement with the Trustee for the purpose of establishing the Trust to invest and hold the Contributions and any assets transferred pursuant to Section 19.2, and the income and gains thereon in order to provide the funds which will be used to provide a Benefit under the Plan. The Trust shall be received, held in trust, and disbursed by the Trustee in accordance with the provisions of the Trust Agreement and the Plan.

14.2	NO DIVERSION OF TRUST.

No part of the Trust shall be used for, or diverted to purposes other than for, the exclusive benefit of Participants and their Beneficiaries, or for the payment of the expenses of the Plan and Trust. No person shall have any interest in, or right to, the Trust or any part thereof except as specifically provided for in this Plan or the Trust Agreement.

14.3	REMOVAL OR RESIGNATION OF TRUSTEE.

The Sponsoring Employer may remove the Trustee, and the Trustee may resign, at any time upon the notice required by the terms of the Trust Agreement and, upon such removal or resignation, the Sponsoring Employer shall designate and appoint a successor Trustee.

14.4	TRUST AGREEMENT PART OF PLAN.

The Trust Agreement shall be deemed to form a part of the Plan and all rights of Participants or others under this Plan shall be subject to the provisions of the Trust Agreement.

14.5	TRUSTEE POWERS.

The Trustee shall have the power to hold, invest and reinvest Trust, purchase annuities on the lives of Participants, and to control and disburse the Trust assets, all as set forth in the Trust Agreement.

14.6	NO GUARANTEE OF LOSSES IN TRUST.

Neither the Sponsoring Employer, the Plan Administrator, the Committee nor the Trustee guarantee the assets of the Trust from loss or depreciation.

14.7	SETTLEMENT OF TRUST ACCOUNTS.

The Trust Agreement may contain provisions granting authority to the Sponsoring Employer to settle the Accounts of the Trust held by the Trustee on behalf of all persons having or claiming an interest in the Trust.

14.8	PAYMENT OF EXPENSES OF PLAN AND TRUST.

Except as set forth in Sections 11.2(g) with respect to expenses of Advisors, all necessary expenses that may arise in connection with the administration of the Plan and Trust, including recordkeeping fees and expenses, Trustee and brokerage fees, and other expenses associated with fund investments, shall be paid by the Trustee from the income of the Trust to the extent that the income thereof is sufficient, or from the corpus of the Trust if the income is insufficient, except to the extent, if any, that such expenses may be paid by the Sponsoring Employer or assessed to Participants’ Accounts in connection with certain transactions, which may include, but shall not be limited to, withdrawals, distributions, domestic relations orders, and Participant loans. Where the Trustee is a person who receives full-time pay from an Employer, such Trustee shall not receive any remuneration from the Trust, except for reimbursement of expenses properly and actually incurred.

ARTICLE 15 — AMENDMENTS TO THE PLAN AND TRUST AGREEMENT

15.1	RIGHTS GENERALLY TO MAKE AMENDMENTS.

The Sponsoring Employer shall have the right at any time by instrument of writing, duly executed and delivered to the Trustee, to modify, alter or amend the Plan and the Trust Agreement, in whole or in part, provided that the duties, powers and liabilities of the Trustee shall not thereby be substantially modified without the written consent of the Trustee. Any Benefit which has actually accrued and become distributable hereunder shall not be affected thereby, except as provided in Section 15.2. No amendment shall be made which shall cause or authorize any part of the Trust to revert or be refunded to the Employer, or decrease any Participant’s Account Balance. Subject to the foregoing restrictions, the Committee appointed pursuant to Article 12 shall also have the authority to amend the Plan in any manner which is necessary to maintain the qualification and tax exempt status of the Plan under the Code and ERISA, and the authority to adopt any other amendment to the Plan which does not have the effect of increasing the liability of the Employer.

15.2	RIGHT TO MAKE AMENDMENTS RELATING TO QUALIFICATION OF PLAN.

The Sponsoring Employer shall have the unlimited right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to qualify it under existing laws and regulations so as to permit the full deduction for tax purposes of Employer Contributions made hereunder and to meet the requirements of the Puerto Rico Code or ERISA, and, to the extent necessary to accomplish such purpose, may by such amendment decrease or otherwise affect the rights of Participants or Beneficiaries to a Benefit which has actually accrued and become distributable hereunder; provided, however, no amendment to the Plan shall reduce or eliminate a Participant’s Account Balance in a manner that would violate section 203 of ERISA and the regulations and other guidance issued thereunder.

ARTICLE 16 — ADDITION AND WITHDRAWAL OF AN EMPLOYER

16.1	ADOPTION OF PLAN AND TRUST AGREEMENT BY RELATED EMPLOYER.

Any Related Employer may adopt the Plan and Trust Agreement with the approval of the Sponsoring Employer. Such Related Employer shall be subject to the terms and provisions of the Plan and Trust Agreement, with such variations as shall be approved by the Plan Administrator including, but not limited to, participation in only the Retirement Account or only the Pretax Contribution Accounts and Matching Contribution Account. A Related Employer may limit its adoption of the Plan to one or more of its groups of employees, divisions, locations or operations.

16.2	WITHDRAWAL FROM PLAN AND TRUST AGREEMENT BY EMPLOYER.

An Employer (other than the Sponsoring Employer) shall automatically be withdrawn from participation in the Plan effective upon ceasing to be a Related Employer. A Related Employer who is an Employer may withdraw from the Plan and Trust Agreement by delivering to the Plan Administrator a resolution of its board of directors which authorizes its withdrawal as an Employer. The Sponsoring Employer may at any time, in its discretion, determine that an Employer shall no longer participate in the Plan and may direct that the Employer withdraw from the Plan. If a withdrawing Related Employer establishes a new qualified plan for its employees, the Sponsoring Employer may authorize the Plan Administrator to transfer to the trustee of the new plan the value of the Accounts of the affected participants according to procedures established by the Plan Administrator. Such transfer of assets shall also include the transfer of any loans made pursuant to Article 7 to affected participants which are outstanding at the time of transfer.

ARTICLE 17 — CHANGE IN EMPLOYMENT

17.1	PARTICIPANT TRANSFER FROM EMPLOYER TO EMPLOYER.

A Participant who transfers employment from one Employer to another Employer shall not be considered as terminating employment with an Employer and shall continue to be a Participant in this Plan without interruption.

17.2	PARTICIPANT TRANSFER FROM EMPLOYER TO RELATED EMPLOYER.

A Participant who transfers employment to a Related Employer shall not be considered as terminating employment with an Employer and shall remain an active Participant in the Plan, except the Participant shall only share in Employer Contributions to the extent of Plan Compensation while an Employee of that Employer. Earnings (or losses) of the Trust shall be allocated to the Participant’s Accounts in the manner provided for in Section 4.2.

17.3	PARTICIPANT TRANSFER FROM RELATED EMPLOYER TO EMPLOYER.

A Participant who transfers employment from a Related Employer and becomes eligible to participate in this Plan shall have his or her election (if any) for deferral contributions under the Humana Retirement and Savings Plan deemed to be the Participant’s election under this Plan unless and until the Participant elects otherwise in accordance with the provisions of this Plan.

17.4	EMPLOYEE CREDIT FOR SERVICES WITH RELATED EMPLOYER.

An Employee who transfers employment from a Related Employer to an Employer shall receive credit for prior service with such Related Employer for the purposes of eligibility and vesting.

ARTICLE 18 — TERMINATION OF PLAN AND TRUST

18.1	EVENTS CAUSING TERMINATION OF PLAN.

Upon the occurrence of any one or more of the following events the Plan, subject to the procedures contained in Section 18.2, shall be terminated:

(a) Dissolution. The dissolution of the Employers.

(b) Discontinuance of Employer Contributions. The complete discontinuance of Employer Contributions by the Employers.

(c) Resolution of the Board of Directors of an Employer. An Employer may terminate participation in the Plan with respect to Participants who are Employees of that Employer by action of its Governing Authority adopting an appropriate resolution and by giving written notice thereof to the Trustee and Sponsoring Employer and the Participants who are Employees of that Employer.

(d) Resolution of the Board of Directors. The Sponsoring Employer may terminate the Plan with respect to all Participants by action of the Board of Directors adopting an appropriate resolution and giving written notice thereof to the Trustee, all other Employers, and the Participants.

18.2	PROCEDURE UPON TERMINATION.

Should any of the events listed in Section 18.1 occur, the portion of each Participant’s Accounts (or, in the case of a partial termination, the affected Participant’s Accounts) attributable to Matching Contributions shall at that time become nonforfeitable, but the Plan and the Trust Agreement shall be continued until such time as all Accounts have been fully distributed, at which time the Plan and the Trust Agreement shall terminate as to such Participants. Until such time as the Sponsoring Employer determines that the Trust Agreement shall be terminated, the Trustee shall distribute the Accounts as the Plan Administrator directs. Upon determination by the Sponsoring Employer that the Trust Agreement shall terminate, the Trustee shall distribute the assets of the Trust as follows:

(a) Expenses or Liabilities. First, to pay any due and accrued expenses and liabilities of the Trust and any expenses involved in the termination of the Plan and the Trust Agreement, to the extent not paid by the Sponsoring Employer.

(b) Distribution of Benefit. Second, to distribute to the Participants the amount of their Benefit in the Trust in a form authorized under Section 6.3. The Participant may request, in the same manner but in addition to the forms of distribution set out in Section 6.3, that his Benefit be distributed in the form of a nontransferable single premium annuity to the extent required by the Code.

ARTICLE 19 — MISCELLANEOUS

19.1	MERGER OR CONSOLIDATION OF PLAN.

In the event of a merger or consolidation of the Sponsoring Employer or transfer of all or substantially all of its assets to any other corporation, partnership or association, provision may be made by such successor corporation, partnership or association at its election for the continuance of this Plan as to such successor entity. Such successor shall, upon its election to continue this Plan, be substituted in place of the Sponsoring Employer by an instrument duly authorizing such substitution and duly executed by the Sponsoring Employer and its successor. Upon notice of such substitution, the Trustee and all Participants hereunder shall be authorized to recognize such successor in the place of the Sponsoring Employer. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other “plan” (as defined in section 3(3) of ERISA), provision shall be made so that each Participant in the Plan on the date of such merger, consolidation or transfer will receive a benefit immediately after the merger, consolidation or transfer from the plan if such plan would then be terminated which is equal to or greater than the Benefit the Participant would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan had then been terminated.

19.2	TRANSFER OF PLAN ASSETS.

(a) Merged Assets or Liabilities. Another defined contribution “plan” (as defined in section 3(3) of ERISA) may be merged or consolidated with and into this Plan resulting in the transfer of assets or liabilities from such transferor plan to this Plan with the approval of the Sponsoring Employer and delivery of notice of the transfer to the Trustee.

(b) Protected Benefits. In connection with a merger pursuant to Section 19.2(a), the Plan shall be amended as provided in Section 15.1 to preserve any protected benefit (as provided in section 203 of ERISA and the regulations thereto) under the applicable merged plan with respect to the accounts established in accordance with the merger.

19.3	CONSTRUCTION.

(a) Governing Law. The Plan shall be construed and enforced according to the laws of the Commonwealth of Puerto Rico without regard to the conflict of laws provisions thereof, and all provisions hereunder shall be administered according to the laws thereof, except to the extent preempted by ERISA.

(b) ERISA and Puerto Rico Code. It is intended that the Plan and Trust meet the requirements of ERISA and the Puerto Rico Code, and the Plan and Trust Agreement shall be interpreted and construed, wherever possible, to comply with the terms of ERISA, the Puerto Rico Code and the regulations and rulings issued thereunder.

(c) Gender and Number. Any words herein used in the masculine or neuter shall read and be construed in the feminine, masculine or neuter where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

19.4	DISTRIBUTIONS TO INCOMPETENTS OR MINORS.

In making any distribution to or for the benefit of any minor or incompetent Beneficiary, or incompetent Participant, the Plan Administrator in its sole discretion, may, but need not, direct the Trustee to make such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of any incompetent, or to any adult with whom such person temporarily or permanently resides; and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such person; and the receipt by such guardian, committee, relative or other person shall be a complete discharge to the Trustee, without any responsibility on its part or on the part of the Plan Administrator to see to the application thereof.

19.5	TITLES AND HEADINGS.

Titles of Articles and headings to Sections are inserted for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles and headings, shall control.

19.6	PLAN VOLUNTARY ON PART OF EMPLOYERS.

While it is the intention of the Employers that the Plan shall be continued and Employer Contributions made in each year, the Plan and the Trust are entirely voluntary on the part of the Employers and the Sponsoring Employer may amend the Plan as provided in Article 15 and an Employer or the Sponsoring Employer may terminate the Plan as provided in Article 18. The Employers do not guarantee or promise to distribute or cause to be distributed any Benefit provided by the Plan and each Participant, Beneficiary or any other person who may claim the right to any distribution or Benefit under the Plan shall be entitled to look only to the Plan and the Trust for such distribution or Benefit and shall not have any right, claim or demand therefor against any Employer.

19.7	PLAN NOT CONTRACT OF EMPLOYMENT.

This Plan shall not be deemed to constitute a contract between the Employer and Participants or to be a consideration or inducement for the employment of any Participant or employee. Nothing contained in the Plan shall be deemed to give any Participant or employee the right to be retained in the service of an Employer nor to interfere with the right of an Employer to discharge any Participant or employee at any time regardless of the effect which such discharge may have upon the employee as a Participant in the Plan.

19.8	PARTICIPANT INTERESTS LIMITED TO BENEFIT ACTUALLY ACCRUED.

No Participant shall have any legal right, title or interest in the Trust, or any of its assets, except in the event and to the extent that a Benefit may actually accrue hereunder, and the same limitations shall be applicable with respect to a Benefit upon death of a Participant which may be distributable to a Beneficiary.

19.9	SPENDTHRIFT CLAUSE.

Except as provided in Article 7, the interests of Participants and Beneficiaries in the Trust or any other trust assets held by the Trustee shall not be subject to assignment or alienation by operation of law or legal process, nor shall such interests be assignable, alienable or transferable in any way. The preceding sentence shall also apply to the creation, assignment or recognition of a right to any Benefit distributable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a qualified domestic relations order, as defined in section 206(d) of ERISA.

19.10	ACTION BY SPONSORING EMPLOYER.

Actions authorized or permitted under this Plan to be taken by the Sponsoring Employer may be taken by the Board of Directors or any officer, employee, or agent of the Sponsoring Employer to whom authority to act has been properly delegated.

ARTICLE 20 — DEFINITIONS

The following words and phrases when used herein shall have the meanings set forth below unless the context plainly requires a different meaning:

20.1	ACCOUNT

The account and all sub-accounts established and maintained under the Plan for a Participant.

20.2	ACCOUNT BALANCE.

The fair market value of an Account as of a Valuation Date, subject to Sections 4.5(c) and 4.2.

20.3	ANNIVERSARY DATE.

The first day of a Plan Year.

20.4	AUTOMATIC CONTRIBUTION ARRANGEMENT.

The automatic enrollment and contribution arrangement described in Sections 2.2(b) and 3.2(a)(2)-(3).

20.5	AUTOMATIC ENROLLMENT DATE.

With respect to an Employee who is automatically enrolled in the Automatic Contribution Arrangement of the Plan pursuant to Section 3.2(a), the date specified as the Employee’s Automatic Enrollment date in Section 2.2(b).

20.6	AUTOMATIC ENROLLMENT PARTICIPANT.

A Participant who is automatically enrolled in the Automatic Contribution Arrangement of the Plan pursuant to Section 3.2(a) and has Pretax Contributions made to the Plan on his behalf in the Qualified Percentage under Section 3.2(a)(2).

20.7	BENEFICIARY.

The person or entity entitled pursuant to Article 9 to receive a Benefit distributable hereunder upon or after a Participant’s death.

20.8	BENEFIT.

The vested, nonforfeitable interest of a Participant’s Account Balances which is distributable to the Participant or the Participant’s Beneficiary as provided in Articles 5 and 6.

20.9	BOARD OF DIRECTORS.

The board of directors of the Sponsoring Employer.

20.10	BREAK IN SERVICE.

A 12-consecutive month period beginning on the date a Participant severs from service with the Employer and ending on the first anniversary of such date and each 12-consecutive month period thereafter, provided the Participant does not perform an Hour of Service during each such period; provided, however, further, that for purposes of determining whether a Break in Service has occurred, the severance from service date is the second anniversary of the first day of absence with respect to an individual who is absent from service beyond the first anniversary of the first day of absence (i) by reason of the pregnancy of the individual, (ii) by reason of the birth of a child of the individual, (iii) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. With respect to the above maternity or paternity absences, the period between the first and second anniversaries of the first day of absence from work with the Employer is neither a period of service nor a period of severance.

20.11	COMMITTEE.

The person or persons designated by the Sponsoring Employer pursuant to Article 12 as the Retirement and Savings Plan Committee and designated to be the Plan Administrator.

20.12	COMMON STOCK.

Shares of the Sponsoring Employer’s common stock which are contributed to the Trust or acquired by the Trustee as part of the Trust.

20.13	CONTRIBUTIONS.

Employer Contributions, Matching Contributions, Pretax Contributions, Retirement Contributions, and Prior Plan/Rollover Contributions are referred to herein collectively as Contributions.

20.14	DISABILITY OR DISABLED.

A Participant is Disabled if, due to a physical or mental condition commencing during employment with the Employer, the Participant becomes eligible for disability benefits under the U.S. Old Age Survivors and Disability Insurance Program financed through the Social Security Administration or for benefits under a long term disability plan sponsored by an Employer.

20.15	DISTRIBUTABLE EVENT.

A Participant’s retirement, death, Disability, or other Termination of Employment following which the Participant’s vested Benefit may be distributed or distribution of such may be commenced.

20.16	EARLY RETIREMENT DATE.

The first day of the month coincident with or immediately following the Participant’s attainment of age 55.

20.17	EMPLOYEE.

Any person employed by an Employer (including Employers listed in Appendix A) and treated as a “Puerto Rico employee” for payroll purposes, provided, the term Employee shall not include (i) an Employee who is not a “resident of the Commonwealth of Puerto Rico,” i.e., an Employee who is not a bona fide resident of Puerto Rico or does not perform labor or services primarily within the Commonwealth of Puerto Rico, within the meaning of ERISA section 1022(i)(1) and U.S. Treasury Regulation Section 1.501(a)-1(e), (ii) any person included in a unit of employees covered by a collective bargaining agreement between employee representatives and an Employer unless such collective bargaining agreement expressly provides that such person is eligible for participation in the Retirement Account or the Pretax Contribution Account and the Matching Contribution Account or both the Retirement Account and the Pretax Contribution Account and the Matching Contribution Account, (iii) any person who is a leased employee, or (iv) an individual who, regardless of how he is classified by any court or any other governmental agency, is (a) classified by his Employer as an independent contractor, as evidenced by failure to withhold taxes from his remuneration; (b) is an agency employee, i.e., an individual working for a company providing goods and services (including temporary employee services) to an Employer; or (c) has agreed in writing to ineligible status under the Plan.

20.18	EMPLOYER.

The Sponsoring Employer and each Related Employer which adopts the Plan pursuant to Section 16.1. The term Employer shall also include (except in the case of the Sponsoring Employer) any employer successor to an Employer by merger, purchase of assets or otherwise which, with the consent of the Sponsoring Employer, adopts the Plan. In the case of the Sponsoring Employer, the term Employer shall include any successor employer, whether by merger, purchase of assets or otherwise which adopts the Plan and the Trust Agreement. When used with reference to an Employee or Participant, the term shall mean the Employer employing the Employee or Participant. The provisions of this Plan shall be applied to each Employer as though it were the sole Employer adopting the Plan, except as specifically provided otherwise herein. When used without initial capitals, the board of directors of an Employer shall refer to the Employer’s board of directors or other applicable governing body. The Schedule of Employers which have adopted the Plan as of the Effective Date and thereafter from time to time is attached as Appendix A and incorporated by reference herein.

20.19	EMPLOYER CONTRIBUTIONS.

The Retirement Contributions contributed by an Employer to the Trust pursuant to Section 3.1, the Matching Contributions contributed by an Employer to the Trust pursuant to Section 3.3, and the Qualified Nonelective Contributions and Qualified Matching Contributions contributed by an Employer to the Trust pursuant to Section 3.5.

20.20	ERISA.

The Employee Retirement Income Security Act of 1974, as it has been and may be amended from time to time. Reference to any section of ERISA shall include any provision successor thereto.

20.21	FORFEITURE.

The portion of a Participant’s Account which is subject to forfeiture pursuant to Section 5.4 by reason of Termination of Employment, and any other forfeitures provided for herein.

20.22	FUNDS.

Those funds designated by the Plan Administrator from time to time plus the Humana Unitized Stock Fund into which Accounts may be invested.

20.23	GOVERNING AUTHORITY.

The Employer’s board of directors or other applicable governing authority. Any action to be taken under this Agreement by an Employer which is: (a) a corporation, shall be taken by the board of directors of the corporation or any person or persons duly empowered by the board of directors to take the action involved, (b) a partnership, shall be taken by an authorized general partner of the partnership, (c) a sole proprietorship, shall be taken by the sole proprietor; or (d) a limited liability company, shall be taken by a member of the limited liability company.

20.24	HACIENDA.

The Puerto Rico Treasury Department.

20.25	HIGHLY COMPENSATED EMPLOYEE.

An Employee who is a nonexcludable employee within the meaning of section 1165(a)(3)(C) of the Puerto Rico Code whose Plan Compensation for the Plan Year is greater than the Plan Compensation of two-thirds of all nonexcludable Employees for the same Plan Year.

20.26	HOUR OF SERVICE.

(a) Any hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer during a Plan Year or other applicable computation period (1) for the performance of duties for an Employer; (2) on account of a period of time during which no duties are performed; (3) as a result of a back pay award which has been agreed to or made by an Employer, irrespective of mitigation of damages, to the extent that such hour has not been previously credited under item (1) or item (2) preceding; and (4) each hour in or attributable to a period of time during which the Employee performs no duties due to Qualified Military Service as provided in the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), provided that such Employee’s duties for a Participating Employer are resumed within the minimum time limits permitted under federal law after release from the armed forces.

(b) Hours of Service will be credited for employment with Related Employers.

(c) Hours of Service shall be calculated in accordance with Department of Labor Regulation 29 C.F.R. Section 2530.200b-2 (b). Hours of Service shall be credited to the appropriate computation period according to Department of Labor Regulation Section 2530.200b-2(c).

20.27	HUMANA UNITIZED STOCK FUND.

The Fund within the Trust which shall be invested exclusively in Common Stock as provided in Section 4.5(b).

20.28	HUMANA UNITIZED STOCK FUND FIDUCIARY.

The named fiduciary appointed pursuant to Section 13.2(e) with respect to the Humana Unitized Stock Fund.

20.29	MATCHING CONTRIBUTIONS.

The contributions of an Employer to the Trust pursuant to Section 3.4. The term shall also include contributions of the Sponsoring Employer to the Trust during the 1998 Plan Year and credited to the Pretax Contribution Accounts of eligible Employees (known prior to January 1, 2009 as Special Contributions).

20.30	MATCHING CONTRIBUTION ACCOUNT.

The Account established on behalf of a Participant to which shall be credited the Participant’s Matching Contributions and a proportionate share of the net gains or losses of the Funds in which such Accounts are invested and from which shall be deducted withdrawals and distributions attributable to this Account.

20.31	NORMAL RETIREMENT DATE.

The first day of the month coincident with or immediately following the Participant’s 65th birthday.

20.32	PARTICIPANT.

An Employee who becomes a Participant as provided in Article 2. The term shall also include, where appropriate, a former Participant who terminated service with an Employer and is entitled to a Benefit hereunder. A Participant who remains in the employ of an Employer after reaching Normal Retirement Date shall continue to be a Participant in the Plan until the date of actual retirement.

20.33	PLAN.

The Humana Puerto Rico 1165(e) Retirement Plan provided for herein, as it may be amended from time to time.

20.34	PLAN ADMINISTRATOR.

The Committee appointed pursuant to Section 12.1 and designated to be the named fiduciary for purposes enumerated in Section 13.2(a).

20.35	PLAN COMPENSATION.

(a) Amounts Included in Plan Compensation. A Participant’s Plan Compensation shall mean the Participant’s wages, salaries, fees for professional services and other amounts received (including payments received as back pay) for personal services actually rendered in the course of employment with an Employer (including but not limited to time actually worked, overtime and shift differentials, productivity incentives, sales incentives, Management Incentive Program payments, and pay for time not worked but paid under an approved benefit plan or policy of the company, such as vacation or jury duty pay or any military “differential wage payment” (as defined in U.S. Code Section 3401(b)(2)) during that portion of the Plan Year that the Employee is a Participant, including any amounts that would have been received and includible in gross income but for an election to defer such amounts under sections 125(a), 134(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the U.S. Code. Plan Compensation shall be taken into account only while an Employee is a Participant in the Plan.

(b) Exclusions. A Participant’s Plan Compensation shall not include amounts attributable to reimbursements or other expense allowances (including travel expense reimbursement or car or communication allowances), cash and non-cash fringe benefits (including severance pay and other post-termination payments, adoption assistance, mortgage differentials, relocation expenses, sign-on or referral bonuses, tuition reimbursements, amounts received in payment of special awards for service or recognition unrelated to an incentive or commission plan, or amounts realized from the sale, exchange or disposition of stock acquired under stock options or stock bonus plans or in payment of benefits under a stock bonus plan), moving expenses, deferred compensation, and welfare benefits (including the cost of group life insurance), regardless of whether any such amounts are includable in gross income.

(c) Limitations. Plan Compensation of any Participant shall be limited to the first $230,000 of Plan Compensation for the Plan Year adjusted, however, for cost of living changes as provided in Section 401(a)(17)(B) of the U.S. Code. Effective January 1, 2009, Plan Compensation of any Participant for the Plan Year shall be limited to the amount specified in section 401(a)(17) of the U.S. Code as adjusted for cost-of-living changes under section 401(a)(17)(B) of the U.S. Code (for 2009, the limitation is $245,000).

20.36	PLAN YEAR.

The 12-month period commencing on January 1 and ending on the immediately following December 31.

20.37	PRETAX CONTRIBUTIONS.

The Plan Compensation a Participant elects to defer and have contributed to the Trust on the Participant’s behalf by an Employer under Section 3.2, including any Pretax Contributions designated as regular Pretax Contributions (including both elective Pretax Contributions and automatic Pretax Contributions), voluntary Pretax Contributions and catch-up Pretax Contributions.

20.38	PRETAX CONTRIBUTION ACCOUNT.

The Account established on behalf of a Participant to which shall be credited the Participant’s Pretax Contributions and a proportionate share of the net gains or losses of the Funds in which such Accounts are invested and from which shall be deducted withdrawals and distributions attributable to these Accounts.

20.39	PRIOR PLAN/ROLLOVER ACCOUNT.

The Account established on behalf of an Employee to which is credited the Employee’s rollover contributions contributed to the Trust pursuant to Section 3.4. The Prior Plan/Rollover Account shall also mean the Account established and maintained on behalf of an Employee to reflect the Employee’s interest in the Trust attributable to certain profit sharing plan assets which were merged with this Plan pursuant to Section 19.2 following the acquisition of the Employee’s former employer by an Employer.

20.40	PUERTO RICO CODE.

The Puerto Rico Internal Revenue Code of 1994, as it has been and may be amended from time to time. Reference to any section of the Puerto Rico Code shall include any provision successor thereto.

20.41	QUALIFIED DEFAULT INVESTMENT ALTERNATIVE.

The investment option designated as the default investment alternative by the Plan Administrator that meets the requirements of Department of Labor Regulations section 2550.404c-5.

20.42	QUALIFIED MATCHING CONTRIBUTION.

Any contribution made in the discretion of the Employers that is designated by the Employers as a qualified matching contribution.

20.43	QUALIFIED MILITARY SERVICE.

Any service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code) of the United States by an Employee if such Employee is entitled to reemployment rights on or after December 12, 1994 under such chapter with respect to such service.

20.44	QUALIFIED NONELECTIVE CONTRIBUTIONS.

Any contribution made in the discretion of the Employers that is designated by the Employers as a qualified nonelective contribution.

20.45	QUALIFIED PERCENTAGE.

The percentage of Plan Compensation contributed to the Plan as an automatic Pretax Contribution on behalf of an Automatic Enrollment Participant under Section 3.2(a)(2).

20.46	RELATED EMPLOYER.

Any member of a “controlled group” of corporations or partnerships (as defined in section 1028(a) of the Puerto Rico Code) that includes the Sponsoring Employer.

20.47	RETIREMENT ACCOUNT.

The Account established and maintained on behalf of a Participant to which shall be credited the Participant’s share of (i) Retirement Contributions and (ii) a proportionate share of the net gains or losses of the Fund or Funds in which such Account is invested and from which shall be deducted distributions attributable to this Account.

20.48	RETIREMENT CONTRIBUTIONS.

The contributions of an Employer to the Trust pursuant to Section 3.1.

20.49	ROLLOVER CONTRIBUTIONS.

Rollover amounts or rollover contributions which are held on behalf of an Employee in a trust (other than the Trust) which is part of a plan qualified under the Puerto Rico Code and which are contributed by an Employee to the Trust pursuant to Section 3.4.

20.50	SELF-DIRECTED BROKERAGE ACCOUNT.

The sub-account within a Participant’s Accounts established and maintained on behalf of a Participant at the Participant’s direction pursuant to Section 4.4 to invest in investment alternatives other than the Funds.

20.51	SPONSORING EMPLOYER.

Humana Inc., a Delaware corporation, and any successor employer by merger, purchase of assets or otherwise who adopts the Plan and the Trust Agreement.

20.52	SPOUSE

The person of the opposite sex who is a husband or wife and legally married to the Participant as defined under the Federal Defense of Marriage Act, 1 U.S.C. Section 7, on the earlier of (i) the Participant’s date of death and (ii) the date payment of the Participant’s Benefit commences.

20.53	TERMINATION OF EMPLOYMENT.

The termination of a Participant’s employment with an Employer, whether voluntary or involuntary, other than by reason of (i) retirement on or after the Participant’s Early or Normal

Retirement Date, (ii) Disability, or (iii) death. A Participant’s change in status from an Employee to a Leased Employee shall not be deemed a Termination of Employment. For purposes of Section 6.2(b), a Participant on leave for Qualified Military Service for a period of at least 30 days shall be deemed to have Termination of Employment to the extent required for compliance with U.S. Code Section 414(u)(12).

20.54	TRUST.

All cash, securities or other property received by the Trustee as Contributions (or as asset transfers pursuant to Section 19.2) and all securities or other property purchased or acquired therewith or therefrom, together with any increase, accretion or accumulation thereon, and income therefrom, less distributions, payments or expenditures therefrom as authorized herein, which is held in the Trust pursuant to the Plan.

20.55	TRUST AGREEMENT.

The written agreement establishing the Trust entered into between the Sponsoring Employer and the Trustee, as it may be amended from time to time.

20.56	TRUSTEE.

The Trustee named in the Trust Agreement, and any successor Trustee or Trustees designated in the manner provided in the Trust Agreement who accepts the Trust Agreement.

20.57	U.S. CODE.

The U.S. Internal Revenue Code of 1986, as it has been and may be amended from time to time. Reference to any section of the U.S. Code shall include any provision successor thereto.

20.58	VALUATION DATE.

Each business day during the Plan Year when the stock market is open.

20.59	YEARS OF SERVICE.

(a) Eligibility for Retirement Contributions. For purposes of eligibility for receiving Retirement Contributions to a Retirement Account, service to an Employer as an Employee credited in accordance with the provisions of Section 2.1(c).

(b) Vesting in Matching Contributions. For purposes of vesting in Matching Contributions and employer matching contributions of a prior employer in a Prior Plan/Rollover Account under Section 5.2(a), service to an Employer as an Employee credited under Section 5.2(b).

(c) Acquisitions. In the event that an Employer acquires a group of Employees in connection with a merger, stock acquisition, asset purchase, or similar transaction, the prior service with the Employee’s predecessor employer shall be included in calculating Years of Service unless the Employer, at its sole discretion, determines otherwise. A list of acquired Employees who have received prior service credit is set forth in Appendix B, Section B.4.

(d) Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, service credit with respect to Qualified Military Service will be provided in accordance with section 414(u) of the U.S. Code.

*        *        *        *

IN WITNESS WHEREOF, the Sponsoring Employer, by its duly authorized officer, has on this 22 day of July, 2009, caused this amended and restated Plan to be duly executed and to generally be effective as of January 1, 2009, except as otherwise stated.

HUMANA INC.

By:	/s/ James H. Bloem
Title:	Senior V.P. and Chief Financial Officer

APPENDIX A — SCHEDULE OF ADOPTING EMPLOYERS

A.1	EMPLOYERS AS OF JANUARY 1, 2009

Humana Health Plans of Puerto Rico, Inc.

Humana Insurance of Puerto Rico, Inc.

Humana MarketPoint of Puerto Rico, Inc.

Humana Military Healthcare Services, Inc.